Exhibit 10.10

Execution Version

CREDIT AGREEMENT dated as of August 14, 2014 among MEDLEY LLC, as Borrower, THE LENDERS PARTY HERETO and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH as Administrative Agent and Collateral Agent
CREDIT SUISSE SECURITIES (USA) LLC, as Bookrunner and Lead Arranger

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SCHEDULES

Schedule 1.01(a)	-	Threshold Percentage
Schedule 1.01(b)	-	Severance Costs
Schedule 2.01	-	Lenders and Commitments
Schedule 3.08	-	Subsidiaries
Schedule 3.09	-	Litigation
Schedule 3.12	-	Investment Company Act Registrations
Schedule 3.18	-	Insurance
Schedule 3.19	-	UCC Filing Offices
Schedule 3.20	-	Leased Real Property
Schedule 3.24(a)(i)	-	Funds
Schedule 3.24(a)(ii)	-	Separately Managed Accounts
Schedule 3.24(b)	-	Management Agreements
Schedule 3.25(a)	-	Investment Advisers Act Registrations
Schedule 6.01	-	Existing Indebtedness
Schedule 6.02	-	Existing Liens
Schedule 6.04(a)	-	Existing Investments

EXHIBITS

Exhibit A	-	Form of Administrative Questionnaire
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C	-	Form of Borrowing Request
Exhibit D	-	Form of Guarantee and Collateral Agreement
Exhibit E	-	Form of Affiliate Subordination Agreement
Exhibit F	-	Form of Compliance Certificate
Exhibit G	-	Auction Procedures
Exhibit H	-	Form of Irrevocable Direction Letter
Exhibit I	-	Form of Note
Exhibit J	-	Form of Undertaking Agreement
Exhibit K	-	Form of Intercreditor Agreement
Exhibit L	-	Management Agreement Requirements
Exhibit M-1	-	Form of U.S. Tax Compliance Certificate
Exhibit M-2	-	Form of U.S. Tax Compliance Certificate
Exhibit M-3	-	Form of U.S. Tax Compliance Certificate
Exhibit M-4	-	Form of U.S. Tax Compliance Certificate

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This CREDIT AGREEMENT (this “Agreement”), dated as of August 14, 2014, is entered into by and among MEDLEY LLC, a Delaware limited liability company (the “Borrower”), the Lenders (such term and each other capitalized term used but not defined in this introductory statement having the meaning given it in Article I), and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) for the Lenders.

The Borrower has requested that the Lenders extend credit on the Closing Date in the form of Term Loans made pursuant to this Agreement, in an aggregate principal amount not in excess of $110,000,000. The proceeds of the Term Loans are to be used on the Closing Date, first, to refinance the Existing Debt (as defined below), second, to pay fees and expenses incurred in connection with the Transactions and, third, to pay the Subject Dividend, and for general corporate purposes, including the funding of co-investments. The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

Article I
Definitions

Section 1.01.         Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account Control Agreement” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Acquired Entity” shall have the meaning set forth in Section 6.04(e).

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the greater of (a) 1.00% per annum and (b) the product of (i) the LIBO Rate in effect for such Interest Period and (ii) Statutory Reserves.

“Administrative Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(a).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that, for purposes of Section 6.07, the term “Affiliate” shall also include (i) any Person that directly or indirectly owns 10% or more of any class of Equity Interests of the Person specified or that is an officer or director of the Person specified, (ii) each director (or comparable manager) of the Person specified and (c) each partnership in which the Person specified is a general partner. Notwithstanding the foregoing, as it relates to the Borrower or any other Subsidiary, the term “Affiliate” shall not include any Fund or Fund-Related Entity, except with respect to Section 6.07.

“Affiliate Subordination Agreement” shall mean an Affiliate Subordination Agreement in the form of Exhibit E pursuant to which intercompany obligations and advances owed by any Loan Party are subordinated to the Obligations.

“Agents” shall have the meaning assigned to such term in Article VIII.

“Agreement” shall have the meaning assigned to such term in the introductory statement hereof.

“Agreement Value” shall mean, for each Hedging Agreement, on any date of determination, the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or any other Subsidiary would be required to pay if such Hedging Agreement were terminated on such date.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1.00% and (c) the Adjusted LIBO Rate that would then be in effect for a Eurodollar Borrowing with an Interest Period of one month plus 1.00% (provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate determined on such day at approximately 11 a.m. (London time) by reference to the interest settlement rates for deposits in Dollars (as set forth by (a) the ICE Benchmark Administration, (b) any successor service or entity that has been authorized by the U.K. Financial Conduct Authority to administer the London Interbank Offered Rate or (c) any service selected by the Administrative Agent that has been nominated by such an entity as an authorized vendor for the purpose of displaying such rates)). If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain (x) the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist, or (y) the Adjusted LIBO Rate for any reason, any determination of Adjusted LIBO Rate for the purposes of determining the Alternate Base Rate shall be determined without regard to clause (b) of the definition of “Adjusted LIBO Rate” until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.

“Anti-Corruption Laws” shall have the meaning assigned to such term in Section 3.23.

“Applicable Margin” shall mean, for any day (a) with respect to any Eurodollar Term Loan, 5.50% per annum and (b) with respect to any ABR Term Loan, 4.50% per annum.

“Asset Sale” shall mean the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) by the Borrower or any of its Subsidiaries to any Person (other than to the Borrower or a Wholly Owned Subsidiary of the Borrower) of any interest in any kind of property or asset, whether real, personal, or mixed real and personal, or whether tangible or intangible, other than in the ordinary course of business and for not less than the fair value thereof, other than any such sale, transfer or disposition or series of related sales, transfers or dispositions having value not in excess of $250,000.

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“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“Auction Manager” shall mean the Lead Arranger (or, if the Lead Arranger declines to act as Auction Manager, an investment bank of recognized standing selected by the Borrower and reasonably satisfactory to the Lead Arranger), which shall be engaged to act in such capacity on terms and conditions reasonably satisfactory to the Lead Arranger (or such other investment bank).

“Auction Notice” shall mean an auction notice given by the Borrower in accordance with the Auction Procedures with respect to a Discounted Prepayment Offer.

“Auction Procedures” shall mean the auction procedures with respect to Discounted Prepayment Offers set forth in Exhibit G hereto.

“Available Amount” shall mean, on any date of determination (the “Reference Date”), the result of (without duplication):

(a)          an amount determined on a cumulative basis equal to 100% of Core Net Income for the period (taken as one accounting period) commencing on the first day of the fiscal quarter of the Borrower ending on June 30, 2014 and ending of the last day of the most recently ended fiscal quarter or fiscal year, as applicable, for which financial statements and certificates required to be delivered pursuant to Section 5.04(a) or Section 5.04(b), as the case may be, and Section 5.04(c), have been delivered to the Administrative Agent, plus

(b)          the Net Cash Proceeds from issuances of Equity Interests (other than Disqualified Stock) of the Borrower after the date hereof, to the extent such Net Cash Proceeds are actually received by the Borrower (excluding (i) any such Net Cash Proceeds applied to repay or retire indebtedness, (ii) any such Net Cash Proceeds of a Qualified Public Offering and (iii) any Net Cash Proceeds received under Section 6.06(a)(vii)(B)), less the aggregate amount of Restricted Payments as of the Reference Date made pursuant to Section 6.06(a)(iii), minus

(c)          the sum of (i) Restricted Payments as of the Reference Date made pursuant to Sections 6.06(a)(v)(B) and 6.06(a)(vi) and (ii) investments or expenditures as of the Reference Date made pursuant to (A) subclause (y) of clause (iv)(c) of the proviso to Section 6.04(f), (B) subclause (y) of clause (ii)(C) of Section 6.04(b) and (C) Section 6.04(h).

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.01.

“Borrowing” shall mean Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

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“Breakage Event” shall have the meaning assigned to such term in Section 2.16.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person in accordance with GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” shall mean, at any time, (a) Permitted Holders shall cease to have the power to vote or direct the vote of 50.1% or more of the voting power of the outstanding Equity Interests of the Borrower; (b) prior to a Qualified Public Offering, Permitted Holders shall cease to directly or indirectly own and control on a fully diluted basis 50.1% or more of the economic interest in the Equity Interests of the Borrower; (c) following a Qualified Public Offering, any Person or group (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than the Permitted Holders (and Persons Controlled by the Permitted Holders) shall directly or indirectly own and control on a fully diluted basis 35% or more on of the economic interest in the Equity Interests of the Borrower; (d) the Borrower shall cease to directly or indirectly (i) own and control on a fully diluted basis 100% of the economic interest in the Equity Interests of, or have the power to vote or direct the vote 100% of, the outstanding Equity Interests of any Subsidiary that is a Loan Party or (ii) own and control on a fully diluted basis the Threshold Percentage or more of the economic interest in the Equity Interests of, or have the power to vote or direct the vote of 100% of the voting power of, the outstanding Equity Interests of any Subsidiary that is a not Loan Party; (e) during any period of two consecutive years, the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of the Borrower cease to be occupied by Persons who either (i) were members of the board of directors (or similar governing body) of the Borrower at the beginning of such period or (ii) were nominated for election by, or appointed by, a Permitted Holder or the board of directors (or similar governing body) of the Borrower, a majority of whom were directors at the beginning of such period or whose election or nomination for election was previously approved by a majority of such directors; (f) so long any Loan Party shall have any obligations under Section 10(n) of the Shareholder Purchase Agreement, a “Change of Control” under and as defined in the Shareholder Purchase Agreement shall have occurred and be continuing; or (g) any change in control (or similar event, however denominated) with respect to the Borrower or any of its Subsidiaries shall occur under and as defined in any indenture or agreement in respect of Material Indebtedness to which such Person is a party.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement (including any rules or regulations issued under or implementing any existing law), (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that, for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

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“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans or Other Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Term Loan Commitment or Incremental Term Loan Commitment.

“Closing Date” shall mean August 14, 2014.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the “Collateral” as defined in any Security Document.

“Collateral Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Commitment” shall mean, with respect to any Lender, such Lender’s Term Loan Commitment and Incremental Term Loan Commitment.

“Communications” shall have the meaning assigned to such term in Section 9.01.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated July, 2014.

“Consolidated Funds” shall mean each Fund or Fund-Related Entity which is not a Subsidiary of the Borrower, but for which Borrower, in accordance with GAAP, is required to report such Fund’s or Fund-Related Entity’s financial position, results of operations, equity and cash flows on a consolidated basis with those of Borrower and its Subsidiaries.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Cooperating Guarantor” shall mean “Cooperating Guarantor” as defined in each Cooperation Guaranty.

“Cooperation Guaranty” shall mean, each of the Cooperation Guaranties dated as of the Closing Date signed by the parties thereto in favor of Collateral Agent, for the benefit of the Secured Parties, and “Cooperation Guaranties” shall mean all such documents collectively.

“Core EBITDA” shall mean, for any period, (a) Core Net Income plus (b) to the extent deducted in determining such Core Net Income, the sum of standalone (i) interest expense for such period, (ii) income taxes (including Permitted Tax Distributions) accrued with respect to such period, (iii) all amounts attributable to depreciation and amortization for such period and (iv) non-recurring transaction expenses incurred in connection with the incurrence of the Term Loans.

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“Core Net Income” shall mean, for any period, (a) the net income (or loss) of the Borrower and the Subsidiaries for such period determined on a standalone basis in accordance with GAAP; provided that there shall be excluded (i) the income of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary, (ii) the income or loss of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or the date that such Person’s assets are acquired by the Borrower or any Subsidiary of the Borrower, and (iii) the income of any Person (other than a Subsidiary of the Borrower) in which any other Person (other than the Borrower or a Wholly Owned Subsidiary of the Borrower) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or a Loan Party by such Person during such period; plus (b) to the extent deducted in determining such net income (or loss) of the Borrower and the Subsidiaries for such period, the sum during such period of (i) reimbursable expenses associated with the launch of Funds or Fund-Related Entities to the extent reimbursable in accordance with the relevant Management Agreements or other governing documents relating to such Fund or Fund-Related Entity, (ii) the aggregate amount of one-time severance costs described in Schedule 1.01(b) hereto, and (iii) the amortization of any one-time equity compensation expense associated with grants of restricted Equity Interests.

“Credit Event” shall have the meaning assigned to such term in Section 4.01.

“Credit Facilities” shall mean the term loan facilities provided for by this Agreement.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Designated Account” shall mean the deposit account of the Borrower maintained at City National Bank entitled “Medley LLC” with account number 210247483.

“Discounted Prepayment Offer” shall have the meaning assigned to such term in Section 2.23(a).

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Domestic Subsidiaries” shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia (excluding, for the avoidance of doubt, any Subsidiary that is organized in a territory or possession of the United States of America).

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“Eligible Assignee” means any Person (other than a natural Person or a holding company, investment vehicle or trust for, or owned or operated for the primary benefit of, a natural Person) that is (i) a Lender, (ii) an Affiliate of a Lender, (iii) a Related Fund of a Lender, and (iv) any other Person (other than a natural person or a holding company, investment vehicle or trust for, or owned or operated for the primary benefit of, a natural Person) approved by the Administrative Agent and, unless a Default or an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed, and which consent, in the case of the Borrower, shall be deemed to have been given by the Borrower if the Borrower has not responded within five Business Days of a request for such consent); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or the Funds, Fund-Related Entities or Separately Managed Accounts or their respective Affiliates.

“Engagement Letter” shall mean the letter agreement, dated July 25, 2014, by and between the Borrower and Credit Suisse Securities (USA) LLC, as amended, restated, supplemented or otherwise modified from time to time.

“Environmental Laws” shall mean all former, current and future Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements in each case, relating to protection of the environment, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

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“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the existence with respect to any Plan of any conditions for the imposition of a lien under Section 303(k) of ERISA or Section 430(k) of the Code, (c) any determination that a Plan is in “at risk” status within the meaning of Section 303(i) of ERISA or Section 430(i) of the Code, (d) a violation of the minimum funding standards under Sections 412 or 430 of the Code or Section 303 of ERISA with respect to a Plan, (e) the filing pursuant to Section 412(c) of the Code of an application for a waiver of the minimum funding standard with respect to any Plan, (f) the incurrence by the Borrower, any Subsidiary or any of their ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower, any Subsidiary or any of their ERISA Affiliates from any Plan or Multiemployer Plan, (g) the receipt by the Borrower, any Subsidiary or any of their ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (h) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 436(f) of the Code, (i) the receipt by the Borrower, any Subsidiary or any of their ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower, any Subsidiary or any of their ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, (j) the occurrence of a non-exempt “prohibited transaction” with respect to which the Borrower or any other Subsidiary is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Subsidiary could otherwise be liable, or (ii) any other event or condition with respect to a Plan or Multiemployer Plan that could be reasonably likely to result in liability of the Borrower or any Subsidiary.

“Eurodollar,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Events of Default” shall have the meaning assigned to such term in Article VII.

“Excluded Domestic Holdco” means a Domestic Subsidiary substantially all of the assets of which consist of Equity Interests or Indebtedness of one or more Foreign Subsidiaries (or in other entities that themselves would be Excluded Domestic Holdcos).

“Excluded Domestic Subsidiary” means any Domestic Subsidiary that is (a) a direct or indirect Subsidiary of a Foreign Subsidiary or (b) an Excluded Domestic Holdco.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise Taxes imposed on (or measured by) net income (i) by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or (ii) that are Other Connection Taxes, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a)(i) above or that are Other Connection Taxes, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.21(a)), any U.S. federal withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.20(a) or 2.20(c), (d) taxes that would not have been imposed but for a failure by any Agent or Lender to comply with Section 2.20(e), and (e) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Facility” shall mean that certain Amended and Restated Credit Agreement, dated as of March 7, 2014, by and among the Borrower, as borrower, the lenders that are signatories thereto, and City National Bank, as administrative agent and lead arranger, as amended by that certain Amendment Number One to Amended and Restated Credit Agreement and Disclosure Statement and Consent, dated as of June 6, 2014.

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“Existing Debt” shall mean the loans made to the Borrower under the Existing Credit Facility and any other obligations that are outstanding thereunder as of the Closing Date.

“Existing Debt Payoff Documents” shall mean any payoff letter or related document received by the Borrower in connection with the refinancing of the Existing Debt on the Closing Date.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress of either party, determined in good faith by the board of directors, board of managers or similar governing body of the applicable Person.

“Family Member” shall mean, with respect to any individual, his or her parents, siblings, spouse, children, and each of their respective spouses.

“Family Trust” shall mean, with respect to any individual, trusts or other estate planning vehicles established for the benefit of such individual or Family Members of such individual and in respect of which such individual serves as trustee or in a similar capacity.

“FATCA” means Section 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretation thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements with respect thereto, and any Laws implementing intergovernmental agreements.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” of any Person shall mean the chief financial officer, chief operating officer, treasurer or controller of such Person.

“Fitch” means Fitch, Inc., or any successor thereto.

“Flow-Through Entity” means an entity that (a) for U.S. federal income tax purposes, constitutes (i) an “S corporation” (as defined in Section 1361(a) of the Internal Revenue Code), (ii) a “qualified subchapter S subsidiary” (as defined in Section 1361(b)(3)(B) of the Internal Revenue Code), (iii) a “partnership” (within the meaning of Section 7701(a)(2) of the Internal Revenue Code), or an entity treated as a partnership for U.S. federal income tax purposes, other than a “publicly traded partnership” that is treated as a corporation under Section 7704 of the Internal Revenue Code, (iv) a business entity that is disregarded as an entity separate from its owner under the Internal Revenue Code, the Treasury Regulations, or any published administrative guidance of the Internal Revenue Service or (v) a trust to the extent its income is excludable in the taxable income of the grantor or another person under Sections 671 through 679 of the Internal Revenue Code (each of the entities described in the preceding clauses (i), (ii), (iii), (iv) and (v), a “Federal Flow-Through Entity”) and (b) for state and local jurisdictions, is subject to treatment on a basis under applicable state or local income tax law substantially similar to a Federal Flow-Through Entity.

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“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Fund” shall mean (i) each of the funds listed on Schedule 3.26(a)(i) hereto as of the Closing Date and (ii) each other fund, fund-of-funds or collective investment vehicle managed, administered or advised by the Borrower or any Affiliate thereof, other than a Fund-Related Entity or a Separately Managed Account.

“Fund GP” shall mean, with respect to a particular Fund, the general partner, managing member or equivalent thereof.

“Fund-Related Entity” shall mean, with respect to any Fund, any feeder fund, employee investment vehicle, holding company or other vehicle for a portfolio investment of a Fund, or other ancillary vehicle affiliated with such Fund which, in each case, does not receive, or directly pay, any Management Fees (in each case excluding any Subsidiary).

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect as of the date hereof.

“Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee and Collateral Agreement” shall mean the Guarantee and Collateral Agreement, substantially in the form of Exhibit D, among the Borrower, the Guarantors party thereto and the Collateral Agent for the benefit of the Secured Parties.

“Guarantors” shall mean, collectively, the Subject Entities and each other Subsidiary (other than the Borrower and the Non-Guarantor Subsidiaries) that is or becomes party to the Guarantee and Collateral Agreement.

“Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

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“Hedging Agreement” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of ISDA Master Agreement, including any such obligations or liabilities under any ISDA Master Agreement.

“Historical Financial Statements” shall have the meaning assigned to such term in Section 3.05(a).

“Incremental Term Borrowing” shall mean a Borrowing comprised of Incremental Term Loans.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Amount” shall mean, at any time, an amount equal to the lesser of (a) the excess, if any, of (i) $15,000,000 over (ii) the amount of Incremental Term Loan Commitments established prior to such time pursuant to Section 2.22 in reliance on this clause (a) since the Closing Date, and (b) such other amount such that, immediately after giving effect to the applicable Incremental Term Borrowing on a pro forma basis (and calculated as if such Incremental Term Borrowing and the Indebtedness available under the Revolving Credit Agreement were fully drawn on the funding date thereof), the Net Leverage Ratio, as of the most recently completed period of four consecutive fiscal quarters for which the financial statements and certificates required by Section 5.04(a) or 5.04(b), as the case may be, and Section 5.04(c) have been delivered, would not exceed 2.00:1.00.

“Incremental Term Loan Assumption Agreement” shall mean an Incremental Term Loan Assumption Agreement among, and in form and substance reasonably satisfactory to, the Borrower, the Administrative Agent and one or more Incremental Term Lenders.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.22, to make Incremental Term Loans to the Borrower.

“Incremental Term Loan Effective Date” shall have the meaning assigned to such term in Section 2.22(c).

“Incremental Term Loan Maturity Date” shall mean the final maturity date of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loan Repayment Dates” shall mean the dates scheduled for the repayment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loans” shall mean Loans made by one or more Lenders to the Borrower pursuant to Section 2.01(b). Incremental Term Loans may be made in the form of additional Term Loans or, to the extent permitted by Section 2.22 and provided for in the relevant Incremental Term Loan Assumption Agreement, Other Term Loans.

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“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all Synthetic Lease Obligations of such Person, (j) net obligations of such Person under any Hedging Agreements, valued at the Agreement Value thereof, (k) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Capital Stock of such Person or any other Person or any warrants, rights or options to acquire such equity interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (l) all obligations of such Person as an account party in respect of letters of credit and (m) all obligations of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provides that such person is not liable therefore.

“Indemnified Taxes” shall mean (a) Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 9.16.

“Intellectual Property” shall mean all intellectual property of the Borrower or any Subsidiary of every kind and nature now owned or hereafter acquired by any of the foregoing.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, substantially in the form of Exhibit K, among the Borrower, the Collateral Agent for the benefit of the Secured Parties, and the Revolving Loan Collateral Agent.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

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“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last Business Day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (c) no Interest Period for any Loan shall extend beyond the Term Loan Maturity Date. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment Advisers Act” shall mean the Investment Advisers Act of 1940, as amended.

“Irrevocable Direction Letter” shall have the meaning assigned to such term in Section 5.13.

“Lead Arranger” shall mean Credit Suisse Securities (USA) LLC.

“Lenders” shall mean (a) the Persons listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance), (b) any Person that has become a party hereto pursuant to an Assignment and Acceptance, and (c) each Incremental Term Lender.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the interest settlement rates for deposits in Dollars (as set forth by (a) the ICE Benchmark Administration, (b) any successor service or entity that has been authorized by the U.K. Financial Conduct Authority to administer the London Interbank Offered Rate or (c) any service selected by the Administrative Agent that has been nominated such an entity as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable by reference to the ICE Benchmark Administration (or any successor service or entity that has been authorized by the U.K. Financial Conduct Authority to administer the London Interbank Offered Rate), the “LIBO Rate” shall be the interest rate per annum reasonably determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidity” shall mean, on any date of determination, the sum of the aggregate amount of cash and Cash Equivalents held by the Borrower and the Guarantors and the aggregate amount of loans available to be drawn under the Revolving Credit Agreement on such date.

“Loan Documents” shall mean this Agreement, the Security Documents, each Undertaking Agreement, any Affiliate Subordination Agreement, each Cooperation Guaranty, each Incremental Term Loan Assumption Agreement, the promissory notes, if any, executed and delivered pursuant to Section 2.04(d) and any other document executed in connection with the foregoing.

“Loan Parties” shall mean the Borrower and each Guarantor.

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“Loans” shall mean the Term Loans and the Other Term Loans.

“Management Agreements” shall mean, collectively, (i) each management agreement by and between the Borrower or any of its Subsidiaries and a Fund GP or a Fund and (ii) each agreement pursuant to which the Borrower or any Affiliate of the Borrower agrees to provide management, administrative, advisory or similar services with respect to a Separately Managed Account.

“Management Fees” shall mean (a) any management, administrative, advisory or similar fees or any other similar compensation payable by any Fund or any Separately Managed Account (in each case, whether pursuant to a Management Agreement, the Organizational Documents of a Fund, or otherwise), and shall include amounts, if any, by which such fees are paid through deductions from the capital account of any defaulting member of any such Fund and (b) other fee-based revenue payable to the Borrower or any of its Subsidiaries and generated through the formation of new investment partnerships, investment vehicles, managed accounts or similar investment vehicles or arrangements, or other arrangements or new lines of business that contribute additional fee-based revenue to the Borrower or any of its Subsidiaries, including in each case, Performance/Incentive Fees.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a materially adverse effect on the business, assets, operations, financial condition or operating results of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower or any other Obligor to perform any of its obligations under any Loan Document to which it is or will be a party or (c) a material impairment of the rights and remedies of or benefits available to the Agents or Lenders under any Loan Document.

“Material Indebtedness” shall mean (i) Indebtedness under the Revolving Credit Agreement and (ii) Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Loan Parties in an aggregate principal amount exceeding $5,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Hedging Agreement at any time shall be the Agreement Value of such Hedging Agreement at such time.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Merger Sub Note” shall mean that certain promissory note issued on December 27, 2013 by Medley SMH Acquisition LLC, a Delaware limited liability company, as maker, and SMH Partners, LLC, a Delaware limited liability company, as payee, in the original principal amount of $1,000,000, as in effect on the date hereof.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgaged Properties” shall mean each parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.12.

“Mortgages” shall mean the mortgages, deeds of trust, assignments of leases and rents, modifications and other security documents delivered pursuant to Section 5.12, each in form and substance satisfactory to the Administrative Agent.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

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“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received, and any insurance proceeds), net of (i) selling expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar taxes and the Borrower’s good faith estimate of Taxes paid or payable in connection with such sale by the applicable seller or any of its direct or indirect owners), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such Asset Sale and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset); and (b) with respect to any issuance or incurrence of Indebtedness or any Equity Issuance, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith, in each case, to the extent the same are paid to non-Affiliates.

“Net Leverage Ratio” shall mean, on any date, the ratio of Total Net Debt on such date to Core EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

“New York UCC” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Non-Guarantor Subsidiary” shall mean (a) each of MCC Advisors LLC, a Delaware limited liability company, SIC Advisers LLC, a Delaware limited liability company, MOF II GP LLC, a Delaware limited liability company, and MOF III GP LLC, a Delaware limited liability company, in each case in the event it has not become a Guarantor pursuant to Section 5.12, and (b) each Subsidiary of the Borrower acquired or organized after the Closing Date that is not required to become a Guarantor pursuant to Section 5.12.

“Obligations” shall mean all obligations defined as “Obligations” in the Guarantee and Collateral Agreement.

“Obligors” shall mean, collectively, the Borrower, the Guarantors and each Subsidiary party to a Loan Document.

“OFAC” shall have the meaning assigned to such term in Section 3.23.

“OID” shall have the meaning assigned to such term in Section 2.22(b).

“Organizational Documents” shall mean, with respect to any Person, (i) the certificate of formation, certificate of limited partnership, articles of incorporation or other similar document of such Person, and (ii) the limited liability company agreement, limited partnership agreement, by-laws or other similar document of such Person.

“Other Connection Taxes” shall mean, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

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“Other Taxes” shall mean any and all present or future stamp, court or documentary intangible, recording, or filing Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery, performance, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except that any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.21).

“Other Term Loans” shall have the meaning assigned to such term in Section 2.22(a).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(f).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean the Perfection Certificate substantially in the form of Exhibit B to the Guarantee and Collateral Agreement.

“Performance/Incentive Fees” shall mean performance or incentive fees which are based upon a percentage of the total return over an agreed preferred return or hurdle rate of a Fund or Separately Managed Account or an agreed percentage of net interest income or net realized gain of a Fund or Separately Managed Account in excess of an agreed return or hurdle rate, in each case which are payable in addition to base management fees.

“Permitted Acquisition” shall have the meaning assigned to such term in Section 6.04(e).

“Permitted Holders” shall mean Brook Taube and Seth Taube, and their respective Family Members and Family Trusts.

“Permitted Investments” shall mean:

(a)          direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of issuance thereof;

(b)          investments in commercial paper maturing within 270 days from the date of issuance thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P, Moody’s or Fitch;

(c)          investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts and demand deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P;

(d)          fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

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(e)          investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above; and

(f)          other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

“Permitted Tax Distributions” shall have the meaning assigned to such term in Section 6.06.

“Permitted Tax Distribution Amount” shall mean, for each taxable year an amount equal to the product of (i) the Tax Rate and (ii) the net taxable income of the Borrower for the relevant taxable year, determined without regard to any special adjustments of tax items required as a result of any election under Section 754 of the Code, including adjustments required by Sections 734 and 743 of the Code.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower, any Subsidiary or any of their ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulation” shall mean United States Department of Labor Regulation 29 C.F.R. § 2510.3-101 and any successor rules and regulations thereto.

“Platform” shall have the meaning assigned to such term in Section 9.01.

“Pledged Collateral” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Prime Rate” shall mean the rate of interest per annum determined from time to time by Credit Suisse AG (or any successor Administrative Agent hereunder) as its prime rate in effect at its principal office in New York City and notified to the Borrower. The prime rate is a rate set by Credit Suisse AG (or any successor Administrative Agent hereunder) based upon various factors including Credit Suisse AG’s (or such successor’s) costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate.

“Private Lender” shall mean Lenders other than Public Lenders.

“Public Co.” shall mean any corporation owning Equity Interests in the Borrower and formed for the purpose of effecting a public offering of the Equity Interests of such corporation or an affiliate thereof.

“Public Lender” shall have the meaning assigned to such term in Section 9.01.

“Qualified Capital Stock” of any Person shall mean any Equity Interest of such Person that is not Disqualified Stock.

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“Qualified Public Offering” shall mean the initial underwritten public offering of common Equity Interests of the Borrower or of a person owning Equity Interests in the Borrower pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act of 1933, as amended, that results in at least $50,000,000 of Net Cash Proceeds to the Borrower.

“Quarterly Tax Payment Period” shall mean each calendar quarter ending on each of March 31, June 30, September 30 and December 31 of each calendar year.

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents, advisors, representatives and members of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Repayment Date” shall have the meaning given such term in Section 2.11(a).

“Required Lenders” shall mean, at any time, Lenders having Loans and Commitments (if any) representing more than 50% of the sum of all Loans and Commitments (if any) at such time.

“Responsible Officer” of any Person shall mean the chief executive officer of such Person, chief financial officer of such Person or any other executive officer of such Person identified as such by the chief executive officer or chief financial officer from time to time, or a Financial Officer of such Person.

“Restricted Indebtedness” shall mean Indebtedness of the Borrower or any other Subsidiary, the payment, prepayment, repurchase, acquisition or defeasance of which is restricted under Section 6.09(c).

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any other Subsidiary, or any payment by the Borrower or any Subsidiary (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any other Subsidiary.

“Revolving Credit Agreement” means a revolving facility on terms that are no less favorable in all material respects to the Borrower than the terms of the City National Bank revolving credit facility term sheet previously provided to Lenders, consistent with the Intercreditor Agreement and otherwise the subject of customary documentation reasonably acceptable to Administrative Agent.

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“Revolving Loan Collateral Agent” shall mean City National Bank, in its capacity as Collateral Agent under the Revolving Credit Agreement.

“Sanctions” shall have the meaning assigned to such term in Section 3.23.

“Sanctions Laws” shall have the meaning assigned to such term in Section 3.23.

“S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.

“SEC” shall mean the Securities and Exchange Commission.

“Secured Parties” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Security Documents” shall mean the Guarantee and Collateral Agreement, the Account Control Agreements, the Irrevocable Direction Letters, the Cooperation Guaranties, the Mortgages (if any), and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.12.

“Separately Managed Account” shall mean, as of the Closing Date, Reliance Standard Life Insurance Company, Illinois corporation, Safety National Casualty Corporation, a Missouri corporation, Philadelphia Indemnity Insurance Company, a Pennsylvania corporation, and NAV LLC, a New York limited liability company, and thereafter shall include each other third-party account that is managed or administered by the Borrower or any Affiliate of the Borrower.

“Shareholder Purchase Agreement” means that certain Agreement of Purchase and Sale, dated as of December 27, 2013, by and among Medley SMH Acquisition, LLC, a Delaware limited liability company, SMH Partners, LLC, a Delaware limited liability company, and each of the Operating Companies (as defined therein), as in effect on the date hereof.

“Specified Equity Contribution” shall have the meaning given to such term in Section 6.17.

“State” shall mean any State comprising the United States of America.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Dividend” shall mean a dividend to the holders of the Equity Interests of the Borrower in an amount not to exceed $74,500,000.

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“Subject Entities” shall mean Medley Capital LLC, a Delaware limited liability company, MOF II Management LLC, a Delaware limited liability company, MOF III Management LLC, a Delaware limited liability company, Medley SMA Advisors LLC, a Delaware limited liability company, Medley GP Holdings LLC, a Delaware limited liability company and Medley GP LLC, a Delaware limited liability company.

“Subject Revolving Loan Amendment” shall have the meaning given to such term in Section 5.05(a)(iv).

“subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean any subsidiary of the Borrower (other than a Fund or a Fund-Related Entity).

“Synthetic Lease” shall mean, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease in accordance with GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” shall mean, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which the Borrower or any other Subsidiary is or may become obligated to make (a) any payment in connection with a purchase by any third party from a Person other than the Borrower or any other Subsidiary of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of the Borrower or the Subsidiaries (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

“Tax Rate” shall mean with respect to the amount of taxable income of Borrower allocable to Equity Interests held by any Person, the highest effective marginal combined U.S. federal, state and local income tax rate (including, without limitation, the “medicare” tax imposed under Section 1411 of the Code) for a Fiscal Year prescribed for an individual or corporate resident in California or New York, New York (taking into account (a) the nondeductiblity of expenses subject to the limitation described in Section 67(a) of the Code and (b) the character (e.g., long-term or short-term capital gain or ordinary or exempt income) of the applicable income, but not taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes).

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings (including backup withholding) imposed by any Governmental Authority.

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“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Term Loans hereunder as set forth on Schedule 2.01, as the same may be reduced from time to time pursuant to Section 2.09.

“Term Loan Maturity Date” shall mean June 15, 2019.

“Term Loans” shall mean the term loans made pursuant to Section 2.01(a) and, unless the context shall otherwise require, the Incremental Term Loans (other than Other Term Loans) made pursuant to Section 2.01(b).

“Threshold Percentage” shall mean (i) with respect to each of the Subsidiaries listed on Schedule 1.01(a) hereto, the percentage set forth opposite such Subsidiary, and (ii) with respect to any other Subsidiary, 80%.

“Total Net Debt” shall mean, at any time, the total Indebtedness of the Borrower and the Subsidiaries at such time on a standalone basis (excluding Indebtedness of the type described in clause (j), clause (k) and clause (l) of the definition of such term, except, in the case of such clause (l), to the extent of any unreimbursed drawings thereunder), net of Unrestricted Cash on deposit or credit to a deposit account or securities account that is subject to a control agreement pursuant to which the Collateral Agent has a perfected, first priority interest in such Unrestricted Cash. Notwithstanding the foregoing, in respect of any determination of the Net Leverage Ratio for purposes of Sections 6.04(b)(ii)(C)(y), 6.04(f)(iv)(C)(2)(y), 6.04(h)(ii) and 6.06(v) and (vi), Total Net Debt shall be calculated (without duplication of any Indebtedness outstanding under the Revolving Credit Agreement) as if all Indebtedness available under the Revolving Credit Agreement were fully drawn on such date of determination.

“TRA” shall mean that certain Tax Receivable Agreement to be entered into by and among Medley Management Inc., a Delaware corporation (or other Public Co.) and each of the other parties named therein that provides for the payment by Medley Management Inc. to exchanging holders of Borrower equity units in respect of the benefits, if any, that Medley Management Inc. is deemed to realize as a result of an increase in tax deductions and of certain other tax benefits relating to such exchanges.

“Trademarks” shall mean trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, now existing or hereafter adopted or acquired, all registrations and registration applications thereof, including registrations and registration applications in the United States Patent and Trademark Office (or any successor office) or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof and all goodwill connected with the use thereof and symbolized thereby.

“Transactions” shall mean, collectively, (a) the refinancing of the Existing Debt on the Closing Date, (b) the execution, delivery and performance by the Obligors of the Loan Documents to which they are a party and the making of the Borrowings hereunder, (c) the declaration and payment of the Subject Dividend and (d) the payment of related fees and expenses.

“Treasury Rate” means, as of any date of a prepayment or assignment of all or any portion of the Term Loan, the yield to maturity as of such date (as determined by the Administrative Agent) of United States Treasury securities with a constant maturity of a period most nearly equal to the period from the date of such prepayment or assignment to the Term Loan Maturity Date (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least three Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)).

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“Type,” when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate and the Alternate Base Rate.

“Undertaking Agreement” shall mean the Undertaking Agreement in the form of Exhibit J attached hereto.

“Unrestricted Cash” shall mean, at any time, the aggregate amount of cash and Permitted Investments held in accounts of the Borrower and the Guarantors, to the extent that the use of such cash or Permitted Investments for application to the payment of the Obligations is not prohibited by law or any contract or other agreement, and such cash and Permitted Investments are free and clear of all liens (other than Liens in favor of the Collateral Agent and other Liens permitted under Section 6.02(n)).

“Upfront Fees” shall have the meaning assigned to such term in Section 2.05(b).

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Wholly Owned Subsidiary” of any Person shall mean a subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such Person or one or more wholly owned subsidiaries of such Person or by such Person and one or more wholly owned subsidiaries of such Person.

“Windsor Note” means that certain promissory note issues on March 7, 2014 by the Borrower and Medley GP Holdings LLC, a Delaware limited liability company, in favor Windsor Advisors LLC, a Delaware limited liability company, in the original principal amount of $2,500,000, as in effect on the date hereof.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower, any other Loan Party and the Administrative Agent, as the case may be.

“Yield Differential” shall have the meaning assigned to such term in Section 2.22(b).

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Section 1.02.         Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time, in each case, in accordance with the express terms of this Agreement, and (b) except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP; provided that (i) for purposes of determining the outstanding amount of any Indebtedness, (A) any election by the Borrower or any of the Subsidiaries to measure an item of Indebtedness using fair value (as permitted by the Financial Accounting Standards Board Accounting Standards Codification 825-10-25 issued by the Financial Accounting Standards Board in February 2007, and any statements replacing, modifying or superseding such statement) shall be disregarded and such determination shall be made as if such election had not been made and (B) any original issue discount with respect to such Indebtedness shall not be deducted in determining the outstanding amount of such Indebtedness. If at any time after the date of this Agreement, (i) any change in GAAP or (ii) any change in any law, rule or regulation or adoption of any law, rule or regulations, in each case applicable to the Borrower or any of its Subsidiaries, would affect the operation of any covenant set forth in Article VI hereof or the computation of any financial ratio provided for herein, the Borrower may request (and the Administrative Agent or Required Lenders may request) that the Administrative Agent and the Borrower negotiate in good faith to amend such covenant or financial ratio to preserve the original intent thereof in light of such change or adoption; provided that, until so amended, such covenant or financial ratio shall continue to be computed, and compliance with such covenant shall be determined, in each instance, in conformity with those accounting principles and policies used to prepare the financial statements of the Borrower immediately prior to such change or adoption, and the Borrower shall provide to Administrative Agent and Lenders the reconciliation statements provided for in Section 5.04(e).

Section 1.03.         Pro Forma Calculations; Standalone Calculations. All pro forma calculations permitted or required to be made by the Borrower or any Subsidiary pursuant to this Agreement shall include only those adjustments that would be permitted or required by Regulation S-X under the Securities Act of 1933, as amended, together with those adjustments that (i) have been certified by a Financial Officer of the Borrower as having been prepared in good faith based upon reasonable assumptions and (ii) are based on reasonably detailed written assumptions reasonably acceptable to the Administrative Agent and the Required Lenders. To the extent that any provision of this Agreement requires or tests compliance with (or with respect to) the covenant set forth in Section 6.10 on a pro forma basis (i) prior to the date that such covenant is first tested under Section 6.10, such provision shall be deemed to refer to the first covenant level set forth in Section 6.10, or (ii) prior to the initial date upon which the financial statements and certificates required by Section 5.04(a) or 5.04(b), as the case may be, and Section 5.04(c) are required to be delivered, compliance shall be calculated on a pro forma basis as of the period of four consecutive fiscal quarters ending June 30, 2014; it being understood that such financial information for the quarter ending June 30, 2014 shall be prepared in a manner consistent in all material respects with the pro forma financial statements delivered to the Lenders on the Closing Date pursuant to Section 4.02(l). All standalone calculations permitted or required to be made by the Borrower pursuant to this Agreement shall be made in accordance with GAAP and on a basis consistent with the consolidation principles used in the preparation of the Financial Statements of the Borrower.

Section 1.04.         Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Term Borrowing”).

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Article II
The Credits

Section 2.01.         Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make a Term Loan to the Borrower on the Closing Date in a principal amount not to exceed its Term Loan Commitment. Amounts paid or prepaid in respect of Term Loans may not be reborrowed.

(b)          Each Lender having an Incremental Term Loan Commitment, severally and not jointly, hereby agrees, subject to the terms and conditions and relying upon the representations and warranties set forth herein and in the applicable Incremental Term Loan Assumption Agreement, to make Incremental Term Loans to the Borrower, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment. Amounts paid or prepaid in respect of Incremental Term Loans may not be reborrowed.

Section 2.02.         Loans. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). The Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $5,000,000 (except, with respect to any Incremental Term Borrowing, to the extent otherwise provided in the related Incremental Term Loan Assumption Agreement) or (ii) equal to the remaining available balance of the applicable Commitments.

(b)          Subject to Sections 2.08 and 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than five Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c)          Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 1:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d)          Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

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Section 2.03.         Borrowing Procedure. In order to request a Borrowing, a Responsible Officer of the Borrower shall provide written notice by hand delivery or fax to the Administrative Agent of such request (a) in the case of a Eurodollar Borrowing, not later than 12:00 (noon), New York City time, three Business Days (or such shorter period as the Administrative Agent may agree) before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before a proposed Borrowing. Each such Borrowing Request shall be irrevocable, and shall specify the following information: (i) whether the Borrowing then being requested is to be a Term Borrowing or an Incremental Term Borrowing, and whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

Section 2.04.         Evidence of Debt; Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender all Obligations of such Lender as provided in Section 2.11.

(b)          The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class and Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.

(c)          The entries made in the accounts maintained pursuant to paragraph (b) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

(d)          Any Lender may request that Loans made by it hereunder be evidenced by a promissory note substantially in the form of Exhibit I. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the recipient Lender, Administrative Agent and the Borrower (it being understood that a legend will be inserted, if applicable, in each note stating that such note was issued with original issue discount and information as to the issue price, the amount of original issue discount and other information will be available upon request to the Borrower). Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

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Section 2.05.         Fees. (a) The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Engagement Letter at the times and in the amounts specified therein (the “Administrative Agent Fees”). All Administrative Agent Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent. Once paid, none of the Administrative Agent Fees shall be refundable under any circumstances.

(b)          The Borrower agrees to pay to the Administrative Agent, for the account of each Lender on the Closing Date, a commitment fee equal to 1.00% of the aggregate amount of the Term Loans made on the Closing Date (the “Upfront Fees”). All Upfront Fees shall be payable in full on the Closing Date.

Section 2.06.         Interest on Loans. (a) Subject to the provisions of Section 2.07 and to any provisions setting forth alternative rates of interests with respect to Other Term Loans in any Incremental Term Loan Assumption Agreement, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b)          Subject to the provisions of Section 2.07 and to any provisions setting forth alternative rates of interests with respect to Other Term Loans in any Incremental Term Loan Assumption Agreement, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)          Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.07.         Default Interest. Upon the occurrence of any Event of Default, then, until such Event of Default shall be cured or waived in writing, to the extent permitted by law, all Obligations shall bear interest (after as well as before judgment), payable on demand, (a) in the case of principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the rate that would be applicable to an ABR Loan plus 2.00% per annum.

Section 2.08.         Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that Dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to the majority of Lenders of making or maintaining Eurodollar Loans during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

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Section 2.09.         Termination and Reduction of Commitments. The Term Loan Commitments shall automatically terminate upon the making of the Term Loans on the Closing Date. Any Incremental Term Loan Commitments shall terminate as provided in the related Incremental Term Loan Assumption Agreement.

Section 2.10.         Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior irrevocable written notice to the Administrative Agent (a) not later than 12:00 (noon), New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 12:00 (noon), New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 12:00 (noon), New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

(i)          until the Administrative Agent shall have notified the Borrower that the primary syndication of the Term Loans has been completed (which notice shall be given as promptly as practicable and, in any event, within 30 days after the Closing Date), no ABR Borrowing may be converted into a Eurodollar Borrowing with an Interest Period in excess of one month;

(ii)         each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(iii)        if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iv)        each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(v)         if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

(vi)        any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(vii)       any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

(viii)      no Interest Period may be selected for any Eurodollar Term Borrowing that would end later than a Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the Eurodollar Term Borrowings comprised of Term Loans or Other Term Loans, as applicable, with Interest Periods ending on or prior to such Repayment Date and (B) the ABR Term Borrowings comprised of Term Loans or Other Term Loans, as applicable, would not be at least equal to the principal amount of Term Borrowings to be paid on such Repayment Date; and

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(ix)         upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.

Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted into an ABR Borrowing.

Section 2.11.         Repayment of Term Borrowings. (a)(i) The Borrower shall pay to the Administrative Agent, for the account of the Lenders, on the last Business Day of each March, June, September and December prior to the Term Loan Maturity Date, commencing on December 31, 2014, or if any such date is not a Business Day, on the next preceding Business Day (each such date being called a “Repayment Date”), a principal amount of the Term Loans equal to $1,375,000, (as adjusted from time to time pursuant to Sections 2.12(b), 2.13(d), 2.22(d) and 2.23(c)) together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(ii)         The Borrower shall pay to the Administrative Agent, for the account of the applicable Incremental Term Lenders, on each applicable Incremental Term Loan Repayment Date, a principal amount of the Other Term Loans (as adjusted from time to time pursuant to Sections 2.12(b), 2.13(d) and 2.23(c)) equal to the amount set forth for such date in the applicable Incremental Term Loan Assumption Agreement, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b)          To the extent not previously paid, all Term Loans and Other Term Loans shall be due and payable on the Term Loan Maturity Date and the applicable Incremental Term Loan Maturity Date, respectively, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(c)          All repayments pursuant to this Section 2.11 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

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Section 2.12.         Voluntary Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 12:00 (noon), New York City time; provided, however, to the extent any such prepayments, including any prepayments made pursuant to Section 2.23 made on or prior to the second anniversary of the Closing Date exceed $33,000,000 in the aggregate, Borrower shall pay to the Administrative Agent for the ratable account of the applicable Lenders a prepayment premium in an amount equal to the then present value of the required interest payments not yet made (assuming for this purpose an interest rate equal to the Adjusted LIBO Rate for a Eurodollar Borrowing with a one month Interest Period made on the date of such prepayment or assignment plus the Applicable Margin with respect thereto) on the principal amount of the Term Loan so prepaid that but for such prepayment would have been payable through the Term Loan Maturity Date, calculated using a discount rate equal to the Treasury Rate as of the date of such prepayment or assignment plus 50 basis points; provided, further that each partial prepayment shall be in an amount that is an integral multiple of $100,000 and not less than $500,000.

(b)          Voluntary prepayments of Term Loans shall be applied against the remaining scheduled installments of principal due in respect of the Term Loans under Section 2.11 as directed by the Borrower. Voluntary prepayments of Other Term Loans shall be applied against the remaining scheduled installments of principal due in respect of such Other Term Loans as set forth in the applicable Incremental Term Loan Assumption Agreement or, if the applicable Incremental Term Loan Assumption Agreement does not provide for the manner of such application, such prepayments shall be applied as directed by the Borrower.

(c)          Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein; provided, however, that if such prepayment is for all of the then outstanding Loans, then the Borrower may, by written notice to the Administrative Agent prior to 1:00 p.m. New York City time on the prepayment date, revoke such notice and/or extend the prepayment date by not more than five Business Days; provided further, however, that the provisions of Section 2.16 shall apply with respect to any such revocation or extension. All prepayments under this Section 2.12 shall be subject to Section 2.16 but shall, except as otherwise set forth above in clause (a) of this Section 2.12, otherwise be without premium or penalty. All prepayments under this Section 2.12 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

Section 2.13.         Mandatory Prepayments. (a) No later than the third Business Day following the receipt of Net Cash Proceeds in respect of any Asset Sale (other than Asset Sales permitted under Sections 6.05(b)(i) or (b)(ii), the Borrower shall apply 100% of the Net Cash Proceeds received with respect thereto to make prepayments in accordance with Section 2.13(d); provided that, so long as no Event of Default shall have occurred and be continuing, no prepayments shall be required from (and the amounts in the preceding sentence shall not include) Net Cash Proceeds of such Asset Sale, if the Borrower reinvests such Net Cash Proceeds in like assets, financial assets, or other financial services investment strategies within 365 days of its receipt of such Net Cash Proceeds.

(b)          In the event that the Borrower or any Subsidiary shall receive Net Cash Proceeds from the issuance or incurrence of Indebtedness for money borrowed of the Borrower or any Subsidiary (other than a Fund GP, with respect to the incurrence of Indebtedness by a Fund or a Fund Related Entity, and other than any cash proceeds from the issuance of Indebtedness for money borrowed permitted pursuant to Section 6.01), the Borrower shall, substantially simultaneously with (and in any event not later than the Business Day next following) the receipt of such Net Cash Proceeds by the Borrower or such Subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to make prepayments in accordance with Section 2.13(d).

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(c)          In the event that the Borrower receives any Specified Equity Contribution permitted pursuant to Section 6.17, the Borrower shall, substantially simultaneously with (and in any event not later than the Business Day next following) the receipt of such Specified Equity Contribution, apply an amount equal to 100% of such Specified Equity Contribution to make prepayments in accordance with Section 2.13(d).

(d)          Amounts to be applied in connection with prepayments pursuant to clauses (a) and (c) of this Section 2.13 shall (i) be applied to the prepayment of the Term Loans and the Other Term Loans, (ii) be allocated pro rata between the Term Loans and the Other Term Loans and (iii)(A) with respect to the Term Loans, be applied, first, to the next succeeding four scheduled installments of principal due in respect of the Term Loans under Section 2.11 in direct order of maturity and, thereafter, pro rata to the remaining scheduled installments of principal due in respect of the Term Loans under Section 2.11 and (B) with respect to the Other Term Loans, be applied pursuant to the applicable Incremental Term Loan Assumption Agreements or, if the applicable Incremental Term Loan Assumption Agreement does not provide for the manner of such application, pursuant to the preceding clause (A), mutatis mutandis.

(e)          The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.13, (i) a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) not later than 1:00 p.m. New York City time at least three Business Days’ prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.13 shall be subject to Section 2.16, but shall otherwise be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

Section 2.14.         Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, or maintaining any Eurodollar Loan, or increase the cost to any Lender or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender, as the case may be, upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)          If any Lender shall have determined that any Change in Law regarding capital adequacy or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

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(c)          If any Change in Law shall subject any Lender or other recipient of payments pursuant to the Loan Documents to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its Loans, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result of any of the foregoing shall be to increase the cost to such Lender or such other recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other recipient hereunder or under any other Loan Document (whether of principal, interest or any other amount) then, upon request of such Lender or other recipient, the Borrower will pay to such lender or other recipient such additional amount or amounts as will compensate such lender or other recipient for such additional costs incurred or reduction suffered.

(d)          A certificate of a Lender or Agent setting forth the amount or amounts necessary to compensate such Lender or Agent or its holding company, as applicable, as specified in paragraph (a), (b) or (c) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Agent the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(e)          Failure or delay on the part of any Lender or Agent to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender or other Person under paragraph (a), (b) or (c) above with respect to increased costs or reductions with respect to any period prior to the date that is 180 days prior to such request if such Lender knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 180-day period. The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

Section 2.15.         Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i)          such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii)         such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under clause (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

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(b)          For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

Section 2.16.         Breakage. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, that results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error.

Section 2.17.         Pro Rata Treatment. Except as required under Section 2.15, each Borrowing, each payment or prepayment of principal of any Borrowing (other than Discounted Voluntary Prepayments made by the Borrower as expressly provided in Section 2.23), each payment of interest on the Loans (or, with respect to any payment of interest made in connection with a prepayment of any Borrowing, each payment of interest on the Loans made pursuant to such Borrowing) and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their applicable outstanding Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.

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Section 2.18.         Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest, and (ii) the provisions of this Section 2.18 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any of its Affiliates or any Fund or Fund-Related Entity or any of their respective Affiliates (as to which the provisions of this Section 2.18 shall apply). The Borrower expressly consents to the foregoing arrangements and agree that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.

Section 2.19.         Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due in immediately available Dollars, without setoff, defense or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. Each such payment shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, NY 10010. The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.

(b)          Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, if applicable.

Section 2.20.         Taxes. (a) Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Government Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or any other Loan Party shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section) the Administrative Agent and each Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made.

(b)          In addition, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.

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(c)          The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes payable or paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on behalf of itself, a Lender, shall be conclusive absent manifest error.

(d)          As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)          Any Lender that is entitled to an exemption from or reduction of withholding tax, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that the Borrower is a resident for tax purposes in the United States, each Agent and Lender entitled to payments under this Agreement shall provide to the Borrower (with a copy to the Administrative Agent), on or prior to the date on which such Agent or Lender becomes an Agent or Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent):

(i)          in the case of any Lender that is a “United States person” (as defined in section 7701(a)(30) of the Code), a properly completed and executed IRS Form W-9 (or successor form), certifying that such Agent or Lender is not subject to U.S. backup withholding tax;

(ii)         in the case of any Lender that is not a United States person, such Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(A)         in the case of a Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of the applicable IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, the applicable IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

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(B)         executed originals of IRS Form W-8ECI;

(C)         in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit M-1 to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of the applicable IRS Form W-8BEN; or

(D)         to the extent a Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, the applicable IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-2 or Exhibit M-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-4 on behalf of each such direct and indirect partner;

(iii)        any Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(iv)        an Administrative Agent that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower on or prior to the date on which the Administrative Agent becomes a party to this Agreement (and from time to time thereafter upon the expiration or invalidity of the IRS form described below, upon the request of the Borrower, or as prescribed by applicable law) two (2) duly completed, executed, original copies of IRS Form W-8IMY certifying on Part 1 and Part IV of such Form W-8IMY that it is a U.S. branch that has agreed to be treated as a U.S. person for United States federal withholding tax purposes with respect to payments received by it from the Borrower. The Administrative Agent shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide the certification described in the prior sentence; and

(v)         if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (v), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

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Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)          If any Agent or Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or any other Loan Party or with respect to which such Borrower or Loan Party has paid additional amounts pursuant to this Section 2.20, it shall pay to such Borrower or Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower or Loan Party under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower or such Loan Party, upon the request of such Agent or Lender, agrees to repay the amount paid over to the Borrower or such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or Lender in the event such Agent or Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will any Agent or Lender be required to pay any amount to the Borrower or any other Loan Party pursuant to this paragraph (f) the payment of which would place the Agent or Lender in a less favorable net after-Tax position than the Agent or Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Agent or Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g)          Survival. Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

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Section 2.21.         Assignment of Loans Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender delivers a notice described in Section 2.15, (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.20, or (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, then, in each case, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender, as the case may be, and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement (or, in the case of clause (iv) above, all of its interests, rights and obligations with respect to the Class of Loans that is the subject of the related consent, amendment, waiver or other modification) to an Eligible Assignee that shall assume such assigned obligations and, with respect to clause (iv) above, shall consent to such requested amendment, waiver or other modification of any Loan Documents (which assignee may be another Lender, if a Lender accepts such assignment); provided that (w) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (x) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, (y) the Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender, respectively, plus all fees and other amounts accrued for the account of such Lender hereunder with respect thereto (including any amounts under Sections 2.12, 2.13, 2.14 and 2.16) and (z) if such assignment is in connection with a Lender that refuses to consent to (1) a decrease in the rate of, or extension of the date for the payment of, the prepayment fee described in Section 2.12(a), (2) a waiver or excuse of any payment of, or any part of, or decrease in the amount of, the prepayment fee described in Section 2.12(a), or (3) an extension of the date for payment of the prepayment fee described in Section 2.12(a), the Borrower shall pay to such Lender (and not to the assignee of such Lender) the premium or fee (if any) set forth in Section 2.12(a) on or prior to the date of the consummation of such assignment; provided, further, that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.14, notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) below), or if such Lender shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender agrees that, if necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.21(a), it shall promptly execute and deliver to the Administrative Agent an Assignment and Acceptance to evidence the assignment and shall deliver to the Administrative Agent any promissory note (if promissory notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Acceptance; provided that the failure of any such Lender to execute an Assignment and Acceptance by the later of (x) the date on which the assignee Lender executes and delivers such Assignment and Acceptance and (y) the date as of which all obligations of the Borrower owing to the assigning Lender relating to such assigning Lender’s Loans subject to such Assignment and Acceptance shall be paid in full by the assignee Lender to the assigning Lender, then such assigning Lender shall be deemed to have executed and delivered such Assignment and Acceptance as of such date, and the Administrative Agent shall record such assignment in the Register.

(b)          If (i) any Lender shall request compensation under Section 2.14, (ii) any Lender delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) to (x) file any certificate or document reasonably requested in writing by the Borrower or (y) assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates (other than any Related Fund), if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing, assignment, delegation and transfer.

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Section 2.22.         Incremental Term Loans. (a) The Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Term Loan Commitments in an amount not to exceed the Incremental Term Loan Amount from one or more Incremental Term Lenders, all of which must be Eligible Assignees. Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000 or such lesser amount equal to the remaining Incremental Term Loan Amount), (ii) the date on which such Incremental Term Loan Commitments are requested to become effective (which shall not be less than 10 Business Days or more than 60 days after the date of such notice), and (iii) whether such Incremental Term Loan Commitments are commitments to make additional Term Loans or commitments to make term loans with terms different from the Term Loans (“Other Term Loans”) (with pricing and other terms of the Other Term Loans being subject to the provisions of Section 2.22(b)).

(b)          The Borrower may seek Incremental Term Loan Commitments from any or all of the existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and, with the consent of the Administrative Agent (not to be unreasonably withheld), additional banks, financial institutions and other institutional lenders who will become Incremental Term Lenders in connection therewith. The Borrower and each Incremental Term Lender shall execute and deliver to the Administrative Agent an Incremental Term Loan Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of each Incremental Term Lender. The terms and provisions of the Incremental Term Loans shall be identical to those of the Term Loans except as otherwise set forth herein or in the applicable Incremental Term Loan Assumption Agreement. The Incremental Term Loans shall rank pari passu in right of payment and security with the Term Loans made on the Closing Date. Without the prior written consent of the Required Lenders, (i) the final maturity date of any Other Term Loans shall be no earlier than the Term Loan Maturity Date and (ii) the average life to maturity of the Other Term Loans shall be no shorter than the remaining average life to maturity of the Term Loans. If the initial yield on any Other Term Loans (as determined by the Administrative Agent to be equal to the sum of (x) the margin above the Adjusted LIBO Rate on such Other Term Loans and (y) if such Other Term Loans are initially made at a discount or the Lenders making the same receive a fee (other than any customary arrangement or similar fees that are paid to the arranger of such Other Term Loans in its capacity as such) directly or indirectly from the Borrower or any Subsidiary for doing so (the amount of such discount or fee, expressed as a percentage of the Other Term Loans, being referred to herein as “OID”), the amount of such OID divided by the lesser of (A) the average life to maturity of such Other Term Loans and (B) four) exceeds the Applicable Margin then in effect for the Term Loans (which, for such purposes only, shall be deemed to include any initial discount or fee to the Lenders for making the Term Loans (other than arrangement or similar fees paid to the Lead Arranger in its capacity as such), expressed as a percentage of the Term Loans and divided by four) by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”), then the Applicable Margin then in effect for the Term Loans shall automatically be increased by the Yield Differential, effective upon the making of such Other Term Loans. To the extent that any Adjusted LIBO Rate “floor” or Alternate Base Rate “floor” is imposed on the Other Term Loans, the highest of such Adjusted LIBO Rate “floors” or Alternate Base Rate “floors” shall be automatically applied to the Term Loans. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Term Loan Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitment and the applicable Incremental Term Loans evidenced thereby, and the Administrative Agent and the Borrower may revise this Agreement to evidence such amendments.

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(c)          Notwithstanding the foregoing, no Incremental Term Loan Commitment shall become effective under this Section 2.22 unless, (i) on the date of such effectiveness (an “Incremental Term Loan Effective Date”), (x) the conditions set forth in paragraphs (b) and (c) of Section 4.01 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower and (y) the Borrower would be in compliance with the covenant set forth in Section 6.10 as of the most recently completed period of four consecutive fiscal quarters for which the financial statements and certificates required by Section 5.04(a) or Section 5.04(b), as the case may be, and Section 5.04(c) have been delivered, after giving pro forma effect to the incurrence of such Incremental Term Loans and the application of proceeds thereof and any acquisition, disposition or issuance, incurrence or assumption of Indebtedness occurring after such period and on or prior to such Incremental Term Loan Effective Date, (ii) on such Incremental Term Loan Effective Date, except as otherwise specified in the applicable Incremental Term Loan Assumption Agreement, the Administrative Agent shall have received (with sufficient copies for each of the Incremental Term Lenders) legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date under Section 4.02, (iii) on or prior to such Incremental Term Loan Effective Date, the Administrative Agent shall have received all fees and other amounts due and payable to the Administrative Agent and the Lenders in respect of such Incremental Term Loan Commitment, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under each applicable Incremental Term Loan Assumption Agreement, and (iv) to the extent not consistent with this Agreement, the other terms and documentation in respect of the Incremental Term Loan shall otherwise be reasonably satisfactory to the Administrative Agent.

(d)          Each of the parties hereto hereby agrees that the Administrative Agent may, in consultation with the Borrower, take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans (other than Other Term Loans), when originally made, are included in each Borrowing of outstanding Term Loans on a pro rata basis. This may be accomplished by requiring each outstanding Eurodollar Term Borrowing to be converted into an ABR Term Borrowing on the date of each Incremental Term Loan, or by allocating a portion of each Incremental Term Loan to each outstanding Eurodollar Term Borrowing on a pro rata basis. Any conversion of Eurodollar Term Loans to ABR Term Loans required by the preceding sentence shall be subject to Section 2.16. If any Incremental Term Loan is to be allocated to an existing Interest Period for a Eurodollar Term Borrowing, then the interest rate thereon for such Interest Period and the other economic consequences thereof shall be as set forth in the applicable Incremental Term Loan Assumption Agreement. In addition, to the extent any Incremental Term Loans are not Other Term Loans, (i) the scheduled amortization payments under Section 2.11(a)(i) required to be made after the making of such Incremental Term Loans shall be ratably increased by the aggregate principal amount of such Incremental Term Loans and shall be further increased for all Lenders on a pro rata basis to the extent necessary to avoid any reduction in the amortization payments to which the Lenders were entitled before such recalculation and (ii) in the event that, prior to the incurrence of any Incremental Term Loans that are not Other Term Loans, the Term Loans made on the Closing Date and any Incremental Term Loans that are not Other Term Loans that were incurred prior to the incurrence of the subject Incremental Term Loans (collectively, the “Existing Term Loans”) have scheduled amortization payments that are less than 1.25% of the aggregate principal amount of such Term Loans when initially incurred, then, at the Borrower’s option, (x) the scheduled amortization payments of such Existing Term Loans on the effective date of such Incremental Term Loans shall be increased to be equal quarterly installments of principal equal to 1.25% of the aggregate principal amount of such Term Loans originally incurred or (y) the scheduled amortization payment of the Incremental Term Loans shall equal such smaller percentage applicable to the Existing Term Loans on such scheduled amortization payment date(s) (reflected as a percentage of the aggregate principal amount of such Incremental Term Loans), so long as, in the event this clause (y) is applicable, and for the avoidance of doubt, such percentage is expressly set forth in the Incremental Facility Amendment with respect to such Incremental Term Loans.

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Section 2.23.         Discounted Voluntary Prepayments.

(a)           Notwithstanding anything to the contrary contained in Section 2.12 or any other provision of this Agreement, subject to the terms and conditions set forth or referred to below, the Borrower may from time to time, at its discretion, offer to prepay Loans at less than par value thereof (each, a “Discounted Prepayment Offer”), each such Discounted Prepayment Offer to be managed exclusively by the Auction Manager, so long as the following conditions are satisfied:

(i)          the aggregate principal amount of all Loans so prepaid shall not exceed 20% of the original aggregate principal amount of the Loans of such Class (it being understood that the Term Loans and Incremental Term Loans that are not Other Term Loans shall constitute a single Class and each borrowing of Other Term Loans shall constitute a single and separate class);

(ii)         each Discounted Prepayment Offer shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.23 and the Auction Procedures;

(iii)        no Default or Event of Default shall have occurred and be continuing on the date of the delivery of any Auction Notice and at the time of prepayment of any Loans in connection with any Discounted Prepayment Offer;

(iv)        no proceeds of extensions of credit under the Revolving Credit Agreement (or any successor revolving credit agreement) or any Incremental Term Loan Commitment may be used to effect such prepayment;

(v)         after giving effect to such prepayment, Liquidity shall not be less than $15,000,000;

(vi)        the principal amount (calculated on the face amount thereof) of all Loans that the Borrower shall offer to prepay in any such Discounted Prepayment Offer shall be no less than $5,000,000 (unless another amount is agreed to by the Administrative Agent);

(vii)       all Loans so prepaid by the Borrower shall automatically be cancelled and retired by the Borrower on the applicable settlement date (and, for the avoidance of doubt, may not be reborrowed);

(viii)      no more than one Discounted Prepayment Offer may be ongoing at any one time and no more than four Discounted Prepayment Offers may be made in any four-quarter period;

(ix)         the Borrower represents and warrants that, at the commencement and settlement of the Discounted Prepayment Offer, it does not have material information regarding the Loans or the Borrower or the Subsidiaries that has not been disclosed to the Private Lenders.

(x)          the Borrower would be in compliance with the covenant set forth in Section 6.10 as of the most recently completed period of four consecutive fiscal quarters for which the financial statements and certificates required by Section 5.04(a) or Section 5.04(b), as the case may be, and Section 5.04(c) have been delivered, after giving pro forma effect to each prepayment of the Loans made in accordance with this Section 2.23 and any acquisition, disposition and issuance, incurrence or assumption of Indebtedness occurring after such period as if such prepayment of the Loans occurred as of the first day of such period; and

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(xi)         at the time of the consummation of each purchase of Loans through a Discounted Prepayment Offer, the Borrower shall have delivered to the Auction Manager and the Administrative Agent an officer’s certificate of a Responsible Officer certifying as to compliance with preceding clauses (ii), (iii), (iv), (v), (ix) and (x).

(b)          The Borrower must terminate any Discounted Prepayment Offer if it fails to satisfy one or more of the conditions set forth above which are required to be satisfied at the time at which the Loans would have been prepaid pursuant to such Discounted Prepayment Offer. If the Borrower commences any Discounted Prepayment Offer (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of such Discounted Prepayment Offer have in fact been satisfied), and if at such time of commencement the Borrower reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the consummation of such Discounted Prepayment Offer shall be satisfied, then the Borrower shall have no liability to any Lender or any other Person for any termination of such Discounted Prepayment Offer as a result of its failure to satisfy one or more of the conditions set forth above which are required to be satisfied at the time which otherwise would have been the time of consummation of such Discounted Prepayment Offer, and any such failure shall not result in any Default or Event of Default hereunder. With respect to all prepayments of Loans made by the Borrower pursuant to this Section 2.23, the Borrower shall pay on the settlement date of each such prepayment all accrued and unpaid interest (except to the extent otherwise set forth in the relevant Auction Procedures), if any, on the prepaid Loans up to the settlement date of such prepayment.

(c)          No Loan prepayments conducted pursuant to Discounted Prepayment Offers shall constitute voluntary or mandatory prepayments for purposes of Sections 2.12 and 2.13 hereof, but the face amount of the Loans prepaid pursuant to this Section 2.23 shall be applied pro rata against the remaining scheduled installments of principal due in respect of such Loans.

(d)          Immediately upon a prepayment of the Loans pursuant to this Section 2.23, (x) such Loans and all rights and obligations as a Lender related thereto shall for all purposes (including under this Agreement, the other Loan Documents and otherwise) be deemed to be irrevocably prepaid, terminated, extinguished, cancelled and of no further force and effect and the Borrower shall neither obtain nor have any rights as a Lender hereunder or under the other Loan Documents by virtue of such payment and (y) the Borrower shall take all actions necessary to cause such Loans to be extinguished or otherwise cancelled in its books and records in accordance with GAAP.

(e)          The Auction Manager, acting in its capacity as such hereunder, shall be entitled to the benefits of the provisions of Article VIII and Section 9.05 to the same extent as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Discounted Prepayment Offer.

(f)          No Lender shall be obligated or required to participate in any Discounted Prepayment Offer.

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Article III
Representations and Warranties

The Borrower represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders on the Closing Date and the date of each Credit Event that:

Section 3.01.         Organization; Powers. Each of the Borrower and each Subsidiary (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.

Section 3.02.         Authorization. The Transactions (a) have been duly authorized by all requisite corporate, partnership or limited liability company actions and, if required, actions of equity holders, and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the Organizational Documents of the Borrower or any Subsidiary or any Fund or Fund-Related Entity, (B) any order of any Governmental Authority, (C) any provision of any Management Agreement, or (D) any provision of any indenture, agreement or other instrument to which the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound, except, in the case of clause (D), such violation as could not reasonably be expected to result in a Material Adverse Effect, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument, except such consequences as could not reasonably be expected to result in a Material Adverse Effect, (iii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment of any obligation under any Management Agreement or any Organizational Document of a Fund or Fund-Related Entity, or (iv) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Subsidiary (other than any Liens created hereunder or under the Security Documents).

Section 3.03.         Enforceability. (a) This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by each Obligor party thereto will constitute, a legal, valid and binding obligation of such Obligor enforceable against such Obligor in accordance with its terms; (b) each of the Management Agreements constitutes a valid and binding obligation of each Obligor party thereto enforceable against each such Person in accordance with its terms; and (c) each limited partnership agreement, limited liability company agreement or other similar Organizational Document of each Obligor and the Funds constitutes a valid and binding obligation of each Obligor or Fund party thereto enforceable against such Person in accordance with its terms; except, in each case, (x) as the enforceability may be affected by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and (y) the limitation of certain remedies by certain equitable principles of general applicability.

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Section 3.04.         Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements and filings with, and recordations by, the United States Patent and Trademark Office and, if applicable, the United States Copyright Office, (b) recordation of any Mortgages required to be recorded following the Closing Date, (c) such as have been made or obtained and are in full force and effect and (d) actions with respect to the creation or perfection (or attainment, in each case, of analogous status) of the Liens of the Collateral Agent in Collateral located or established outside the United States to the extent required under the Security Documents.

Section 3.05.         Financial Statements. (a) The Borrower has heretofore furnished to the Lenders the combined and consolidated (and, with respect to the Consolidated Funds, consolidating) balance sheets and related statements of income, stockholders’ equity and cash flows (i) with respect to the Borrower and the Subsidiaries as of and for the fiscal years ended December 31, 2012, and December 31, 2013, audited by and accompanied by the opinion of McGladrey LLP, independent public accountants (collectively, the “Historical Financial Statements”), and (ii) unaudited combined and consolidated (and, with respect to the Consolidated Funds, consolidating) financial statements as of and for each fiscal quarter of the Borrower and the Subsidiaries ended at least 45 days prior to the Closing Date. Such financial statements present fairly the financial condition and results of operations and cash flows of the Borrower and the Subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and the Subsidiaries as of the dates thereof. The financial statements for the Borrower and the Subsidiaries were prepared in accordance with GAAP, applied on a consistent basis, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes.

(b)          The Borrower has heretofore delivered to the Lenders the unaudited pro forma combined and consolidated (and, with respect to the Consolidated Funds, consolidating) balance sheets and related pro forma statements of income with respect to the Borrower and the Subsidiaries for the twelve-month period ended June 30, 2014, prepared giving effect to the Transactions as if they had occurred, with respect to such balance sheets, on such date and, with respect to such income statements, on the first day of the twelve-month period ending on such date. Such pro forma financial statements have been prepared in good faith by the Borrower, based on the assumptions used to prepare the pro forma financial information prepared in connection with the Confidential Information Memorandum (which assumptions are believed by the Borrower on the date hereof and on the Closing Date to be reasonable), are based on the best information available to the Borrower as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Transactions and present fairly on a pro forma basis the estimated consolidated financial position of the Borrower and the Subsidiaries as of such date and for such period, assuming that the Transactions had actually occurred at such date or at the beginning of such period, as the case may be, subject to audit adjustments and the absence of footnotes.

Section 3.06.         No Material Adverse Change. No event, change or condition has occurred that has had, or could reasonably be expected to have, a material adverse effect on the business, assets, operations, financial condition or operating results of the Borrower and the Subsidiaries, taken as a whole, since December 31, 2013.

Section 3.07.         Title to Properties. Each of the Borrower and the Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets (including all Mortgaged Property, if applicable), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.

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Section 3.08.         Subsidiaries. Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries and the percentage ownership interest of the Borrower or any Subsidiary therein. The ownership interests so indicated on Schedule 3.08 are fully paid and non-assessable and are owned by the Borrower or such Subsidiary, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents).

Section 3.09.         Litigation; Compliance with Laws. Except as set forth on Schedule 3.09, there are no investigations, actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower, any Subsidiary or any Fund or Fund-Related Entity or any business, property or rights of any such Person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 3.10.         Agreements. Neither the Borrower nor any Subsidiary nor any Fund or Fund-Related Entity is in default under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

Section 3.11.         Federal Reserve Regulations. (a) None of the Borrower, any Subsidiary, any Fund or any Fund-Related Entity is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)          No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

Section 3.12.         Investment Company Act. Except as set forth on Schedule 3.12, none of the Borrower, any Subsidiary, and Fund, and Fund-Related Entity or any of their respective members, partners, officers, directors or other employees (in their capacity as employees) or Affiliates is required to register as an “investment company” under the Investment Company Act of 1940. Each Person set forth on Schedule 3.12, as such Schedule 3.12 may be updated from time to time pursuant to Section 5.06(b), is duly registered as an “investment company” under the Investment Company Act of 1940 (and has been so registered at all times when such registration has been required by applicable law).

Section 3.13.         Use of Proceeds. The Borrower will (i) use the proceeds of the Loans made on the Closing Date only for the purposes specified in the introductory statement to this Agreement and (ii) use the proceeds of Incremental Term Loans for general corporate purposes permitted or not otherwise prohibited hereby, including the funding of co-investments.

Section 3.14.         Tax Returns. Each of the Borrower and the Subsidiaries has filed or caused to be filed all material Federal, state, local and foreign tax returns or materials required to have been filed by it and has paid or caused to be paid all material taxes due and payable by it and all material assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which any such Person shall have set aside on its books adequate reserves. There is no proposed material tax assessment against the Borrower or any Subsidiary and none of the Borrower or any Subsidiary is a party to any tax sharing agreement. For the avoidance of doubt, the TRA shall not be considered a tax sharing agreement for purposes of the representations and warranties in this Section 3.14.

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Section 3.15.         No Material Misstatements. None of (a) the Confidential Information Memorandum or (b) any other written information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, as of the date of such Confidential Information Memorandum, information, report, financial statement, exhibit or schedule, contained any material misstatement of fact or, when taken as a whole with the other information so furnished, omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized assumptions believed by the management of the Borrower to be reasonable at the time made (consistent with the accounting principles used in the preparation of the Historical Financial Statements) and due care in the preparation of such information, report, financial statement, exhibit or schedule; it being understood by the Lenders that such financial information as it relates to future events are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, and no assurance can be given any particular forecast or projection will be realized and that actual results may differ and such difference may be material.

Section 3.16.         Employee Benefit Plans. (a) With respect to each employee benefit plan subject to ERISA maintained or sponsored by any of the Borrower and the Subsidiaries, each of the Borrower and the Subsidiaries is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of the Borrower or any Subsidiary or any of their respective ERISA Affiliates. No Plan has been determined to be in “at risk” status within the meaning of Section 303(i) of ERISA, or been in violation of the limitations imposed by Section 436 of the Code. The present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation date applicable thereto, exceed by more than $1,000,000 the fair market value of the assets of such Plan.

(b)          Borrower and the Subsidiaries have no benefit plans maintained or contributed to by the Borrower or any Subsidiary that is not subject to the laws of the United States and that, under applicable law, is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

Section 3.17.         Environmental Matters. Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 3.18.         Insurance. Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by the Borrower and the Subsidiaries as of the date hereof and the Closing Date. As of each such date, such insurance is in full force and effect and all premiums have been duly paid. The Borrower and the Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

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Section 3.19.         Security Documents. (a) The Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in all right, title and interest of the Loan Parties in the Collateral and the proceeds thereof, to the extent a security interest therein can be created under the New York UCC, and (x) when the Pledged Collateral is delivered to the Collateral Agent (to the extent required by the Guarantee and Collateral Agreement), the Lien created under the Guarantee and Collateral Agreement shall, to the extent such Lien can be perfected under the Uniform Commercial Code in effect in the jurisdiction of the applicable Loan Party, constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Collateral, in each case, subject to the Intercreditor Agreement, prior and superior in right to any other Person, (y) when Account Control Agreements are entered into with respect to any deposit account constituting Collateral, the Lien created under the Guarantee and Collateral Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral, in each case, subject to the Intercreditor Agreement, prior and superior in right to any other Person, and (z) except to the extent a security interest in the Collateral cannot be perfected by the filing of a financing statement under the Uniform Commercial Code in effect in the jurisdiction of formation of the applicable Loan Party, when financing statements in appropriate form are filed in the offices specified on Schedule 3.19, the Lien created under the Guarantee and Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in all Collateral, in each case, subject to the Intercreditor Agreement, prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 6.02; provided that, notwithstanding any Liens permitted by Section 6.02, there are no such prior or superior Liens on any Management Fees (or the right to receive Management Fees), Equity Interests or, except for Liens permitted by Section 6.02(a), Intellectual Property, in each case to the extent constituting Collateral).

(b)          Subject to the terms and conditions provided therein, each party to a Cooperation Guaranty, upon execution and delivery thereof by the parties thereto, will guaranty to the due and punctual payment in full of all Obligations hereunder; provided however, that such Cooperation Guaranty and all obligations thereunder shall terminate on the earlier of (i) the occurrence of the Qualified Public Offering, or (ii) the date on which the outstanding principal balance of the Term Loans are reduced to $50,000,000 or less.

Section 3.20.         Location of Real Property and Leased Premises. As of the Closing Date, neither the Borrower nor any Subsidiary owns any real property. Schedule 3.20 lists completely and correctly as of the Closing Date all real property leased by the Borrower and the Subsidiaries and the addresses thereof. The Borrower and the Subsidiaries have valid leases in all the real property set forth on Schedule 3.20.

Section 3.21.         Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened in writing. The hours worked by and payments made to employees of each of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Person. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.

Section 3.22.         Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the assets of the Loan Parties, taken as a whole, at a fair valuation, exceed the debts and liabilities of the Loan Parties, taken as a whole, whether subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Loan Parties, taken as a whole, is greater than the amount that will be required to pay the probable liability of the debts and other liabilities of the Loan Parties, taken as a whole, whether subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) none of the Loan Parties intends to incur, or believe that it will incur, debts in amounts such that the Loan Parties, taken as a whole, will not be capable of paying such debts as they mature in the ordinary course of business; and (d) none of the Loan Parties, taken as a whole, have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

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Section 3.23.         Sanctioned Persons; Anti-Corruption Laws; USA Patriot Act. None of the Borrower, any Subsidiary or any Fund or Fund-Related Entity or any Separately Managed Account, or any director, officer, agent, employee or Affiliate of the Borrower, any Subsidiary or any Fund, Fund-Related Entity or Separately Managed Account is currently subject to any sanctions or economic embargoes administered or enforced by the U.S. Department of State or the U.S. Department of Treasury (including the Office of Foreign Assets Control) or any other applicable sanctions authority (collectively, “Sanctions,” and the associated laws, rules, regulations and orders, collectively, “Sanctions Laws”). To the extent applicable, each Loan Party is in compliance, in all material respects, with (i) all Sanctions Laws, (ii) the United States Foreign Corrupt Practices Act of 1977, as amended, and any other applicable anti-bribery or anti-corruption laws, rules, regulations and orders (collectively, “Anti-Corruption Laws”) and (iii) the USA PATRIOT Act and any other applicable terrorism and money laundering laws, rules, regulations and orders. No part of the proceeds of the Term Loans will be used, directly or indirectly, (A) for the purpose of financing any activities or business of or with any Person or in any country or territory that at such time is the subject of any Sanctions or (B) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law.

Section 3.24.         Funds; Management Agreements; Management Fees. (a) As of the Closing Date and, thereafter, as of the last day of the most recent fiscal quarter for which schedules have been updated pursuant to Section 5.06(b), (i) set forth on Schedule 3.24(a)(i) is a list of all of the Funds which have had closings with third party investors, as such Schedule 3.24(a)(i) may be updated from time to time pursuant to Section 5.06(b), and (ii) set forth on Schedule 3.24(a)(ii) is a list of all of the Separately Managed Accounts, as such Schedule 3.24(a)(ii) may be updated from time to time pursuant to Section 5.06(b).

(b)          As of the Closing Date and, thereafter, as of the last day of the most recent fiscal quarter for which schedules have been updated pursuant to Section 5.06(b), set forth on Schedule 3.24(b) is a list of all of the Management Agreements, as such Schedule 3.24(b) may be updated from time to time pursuant to Section 5.06(b). Each Management Agreement has been duly authorized, executed and delivered by the parties thereto and is in full force and effect. Except for Management Agreements with respect to Separately Managed Accounts and as otherwise set forth on Schedule 3.24(b), the Borrower or another Obligor is a party to each of the Management Agreements.

(c)          No Obligor or Fund is a party to any agreement for the payment of Management Fees other than the Management Agreements.

Section 3.25.         Certain Regulatory Matters. (a) Each Loan Party, the other Subsidiaries, their respective members, officers, directors, other employees (in their capacity as employees) and each of the Funds and Fund-Related Entities, to the extent required thereby, are duly registered as an investment adviser under the Investment Advisers Act or an investment adviser representative under applicable state law, as applicable (and has been so registered at all times when such registration has been required by applicable law with respect to the services provided for any Loan Party’s Subsidiaries and for the Funds). Each Person set forth on Schedule 3.25(a) (if any), as such Schedule 3.25(a) may be updated from time to time pursuant to Section 5.06(b), is duly registered as an investment adviser or an investment adviser representative, as applicable, under the Investment Advisers Act or applicable state law (and has been so registered at all times when such registration has been required by applicable law with respect to the services provided for any Loan Party’s Subsidiaries and for the Funds).

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(b)          (i) The Borrower and the Subsidiaries are in compliance with all applicable anti-money laundering laws, and (ii) the Funds and the Fund-Related Entities have implemented anti-money laundering policies and procedures that are reasonably designed to comply with applicable law. The Borrower has caused each applicable Subsidiary to take all actions that are necessary or reasonably advisable and within its control to cause its respective Separately Managed Accounts to maintain anti-money laundering policies and procedures that are reasonably designed to comply with applicable law.

(c)          The Borrower and the other Loan Parties have conducted the business of the Funds and Fund-Related Entities and, the applicable Subsidiaries have established and managed all Separately Managed Accounts in accordance with applicable law to the extent required in all material respects.

Article IV
Conditions of Lending

The obligations of the Lenders to make Loans hereunder are subject to the satisfaction of the following conditions:

Section 4.01.          All Credit Events. On the date of each Borrowing made pursuant to Section 2.01(a) or 2.01(b) hereof (each such event being called a “Credit Event”):

(a)          The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03.

(b)          The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(c)          At the time of and immediately after such Credit Event, no Default or Event of Default shall have occurred and be continuing.

Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

Section 4.02.          First Credit Event. On the Closing Date:

(a)          The Administrative Agent shall have received, on behalf of itself and the Lenders, favorable written opinions of Winston & Strawn LLP, counsel for the Loan Parties, and John D. Fredericks, General Counsel of the Loan Parties, each in form and substance reasonably satisfactory to the Administrative Agent, (i) dated the Closing Date, (ii) addressed to the Administrative Agent and the Lenders, and (iii) covering such matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request, and the Borrower hereby requests such counsel to deliver such opinions.

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(b)          All legal matters incident to this Agreement, the Borrowings and extensions of credit hereunder and the other Loan Documents shall be reasonably satisfactory to the Lenders and the Administrative Agent.

(c)          The Administrative Agent shall have received (i) a copy of the certificate of formation or certificate of limited partnership, as applicable, including all amendments thereto, of each Obligor, and a certificate as to the good standing of each Obligor as of a recent date, from the Secretary of State of such Obligor’s State of formation; (ii) a certificate of the Secretary or Assistant Secretary of each Obligor or general partner or sole member thereof dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws, limited liability company agreement or limited partnership agreement, as applicable, including all amendments thereto, of such Obligor as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of members (or equivalent body) of such Obligor authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate of formation or certificate of limited partnership, as applicable, of such Obligor has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Obligor or general partner or sole member thereof; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above; (iv) copies of each Management Agreement, the Shareholder Purchase Agreement, the Merger Sub Note and the Windsor Note (in each case, including any amendments thereto, including amendments to increase the termination period thereof to a period reasonably satisfactory to the Administrative Agent), certified by a Responsible Officer of the Borrower to be true and complete and in effect on the Closing Date and in each case in form and substance satisfactory to the Administrative Agent; and (v) such other documents as the Lenders or the Administrative Agent may reasonably request.

(d)          The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.01.

(e)          The Administrative Agent shall have received all fees (including the Administrative Agent Fees) and other amounts due and payable on or prior to the Closing Date, including, without limitation, fees owing pursuant to the Engagement Letter and, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

(f)          The Loan Documents, including, without limitation, each Account Control Agreement, the Undertaking Agreement, the Cooperation Guaranties and the Irrevocable Direction Letter, shall have been duly executed by each party thereto and shall be in full force and effect on the Closing Date. The Collateral Agent on behalf of the Secured Parties shall have a security interest in the Collateral of the type and priority described in each Security Document.

(g)          The Collateral Agent shall have received all Pledged Collateral required to be delivered to the Collateral Agent on the Closing Date pursuant to the Guarantee and Collateral Agreement, together with duly executed undated blank membership interest powers, as applicable, or other equivalent instruments of transfer reasonably acceptable to the Collateral Agent.

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(h)          The Collateral Agent shall have received the Perfection Certificate dated the Closing Date and duly executed by a Responsible Officer of each Loan Party together with all attachments contemplated thereby, including the results of searches of Uniform Commercial Code filings and the other searches specified therein, and copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document) would be permitted under Section 6.02 or have been or will be contemporaneously released or terminated.

(i)          The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.02 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Collateral Agent as loss payee, in form and substance satisfactory to the Administrative Agent.

(j)          The Administrative Agent shall have received executed copies of the Existing Debt Payoff Documents, dated the date of this Agreement and duly executed by a Responsible Officer of the Borrower and an equivalent person for the administrative agent and collateral agent for the lenders under the Existing Credit Facility.

(k)          Immediately after giving effect to the Transactions and the other transactions contemplated hereby, no Loan Party shall have outstanding any Indebtedness or preferred stock other than (a) Indebtedness outstanding under this Agreement, (b) Indebtedness of the Borrower under the Merger Sub Note and the Windsor Note, (c) Indebtedness under the Revolving Credit Agreement, and (d) Indebtedness set forth on Schedule 6.01.

(l)          The Lenders shall have received the financial statements and opinion referred to in Section 3.05.

(m)          The Administrative Agent shall have received (a) a certificate from the chief financial officer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent certifying that the Loan Parties, when taken as a whole, after giving effect to the Transactions to occur on the Closing Date, are solvent as set forth in Section 3.22 and (b) a solvency opinion of Murray, Devine & Co., Inc., addressed to the Administrative Agent and dated the Closing Date, each of which shall be in form and substance satisfactory to the Administrative Agent.

(n)          All requisite Governmental Authorities, third parties and holders of Equity Interests in any Loan Party or Fund shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall not be any pending or threatened litigation, governmental, administrative or judicial action that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions or the other transactions contemplated hereby.

(o)          The Lenders shall have received, at least five Business Days prior to the Closing Date, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

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Article V
Affirmative Covenants

The Borrower covenants and agrees with each Lender that until the Commitments (if any) have been terminated and the principal of and interest on each Loan, all fees (including Administrative Agent Fees) and all other expenses or amounts payable under any Loan Document shall have been paid in full, the Borrower will, and will cause each of the other Subsidiaries to:

Section 5.01.         Existence; Compliance with Laws; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05, or with respect to the Subsidiaries, where failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(b)          Do or cause to be done all things necessary to (i) obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, and Intellectual Property material to the conduct of its business; (ii) comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; and (iii) maintain and operate such business in substantially the manner in which it is presently conducted and operated and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except, in the case of this clause (iii), where a failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 5.02.         Insurance. (a) Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.

(b)          Within sixty (60) days following the Closing Date, (i) cause any material policies covering any Collateral (which policies are identified in such request) to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or the Loan Parties under such policies directly to the Collateral Agent; (ii) cause all such policies to provide that neither the Borrower, the Administrative Agent, the Collateral Agent nor any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as the Administrative Agent or the Collateral Agent may reasonably require from time to time to protect their interests; (iii) deliver original or certified copies of all such policies to the Collateral Agent; (iv) cause each such policy to provide that it shall not be canceled, modified or not renewed (x) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent (giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums) or (y) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent; (v) deliver to the Administrative Agent and the Collateral Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral Agent) together with evidence satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium therefor.

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(c)          Notify the Administrative Agent and the Collateral Agent promptly whenever any separate material insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by any Loan Party; and if the Administrative Agent shall so request, promptly deliver to the Administrative Agent and the Collateral Agent a certificate evidencing such coverage.

Section 5.03.         Obligations and Taxes. Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower and its Subsidiaries shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien and, in the case of a Mortgaged Property, there is no risk of forfeiture of such property.

Section 5.04.         Financial Statements, Reports, Etc. In the case of the Borrower, furnish to the Administrative Agent, which shall furnish to each Lender:

(a)          (i) prior to such time as a Qualified Public Offering occurs, within 120 days after the end of the fiscal year ending December 31, 2014, and (ii) from and after such time as a Qualified Public Offering occurs, within 120 days after the end of each subsequent fiscal year, an annual report containing a consolidated and combined (and, with respect to the Consolidated Funds, consolidating) balance sheet and related statements of operations, changes in equity and cash flows of the Borrower and its subsidiaries as of the end of such fiscal year and the results of its operations and the operations of its applicable subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all of which shall be accompanied by a report and an opinion that is unqualified (except as set forth below), and prepared in accordance with GAAP of McGladrey LLP or other independent public accountants of national recognized standing and accompanied by an opinion of such accountants (which opinion shall be without (i) a “going concern” or like qualification or exception, (ii) any qualification or exception as to the scope of such audit or (iii) any qualification that relates to the treatment of classification of any item and that, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 6.10) to the effect that such consolidated and combined (and, with respect to the Consolidated Funds, consolidating) financial statements fairly present the financial condition and results of operations of the Borrower and its subsidiaries;

(b)          (i) prior to such time as a Qualified Public Offering occurs, within 45 days after the end of the first full fiscal quarter (that is not also the end of a fiscal year ending after the Closing Date, and (ii) from and after such time as a Qualified Public Offering occurs, within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the consolidated and combined (and, with respect to the Consolidated Funds, consolidating) balance sheet and related statements of operations, changes in equity and cash flows of the Borrower and its subsidiaries as of the end of such fiscal quarter and the results of its operations and the operations of its applicable subsidiaries during such fiscal quarter and the then elapsed portion of such fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting the financial condition and results of operations of the Borrower and its subsidiaries on a consolidated basis, subject to normal year end audit adjustments;

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(c)          concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer of the Borrower, in the form of Exhibit F, (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) setting forth computations in reasonable detail reasonably satisfactory to the Administrative Agent demonstrating compliance with the covenant contained in Sections 6.10, and (iii) setting forth the calculation and uses of the Available Amount (and each of the components thereof) for the fiscal period then ended;

(d)          concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such statements (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations) certifying that as of the last day of the immediately preceding fiscal year no Event of Default or Default has occurred with respect to Section 6.10 or, if such an Event of Default or Default has occurred, specifying the extent thereof in reasonable detail;

(e)          if (i) as a result of (A) any change in GAAP or (B) any change in any law, rule or regulation or adoption of any law, rule or regulations, in each case applicable to the Borrower or any of its Subsidiaries, the consolidated financial statements of Borrower and the Subsidiaries delivered pursuant to Section 5.04(a) or 5.04(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subsections had no such change or adoption of the type described in the foregoing subclauses (A) and (B) been made and (ii) such change or adoption would have any of the effects described in the last sentence of Section 1.02, then, together with the first delivery of such financial statements after such change or adoption, one or more statements of reconciliation against the financial statements that would have been required to be provided under Section 5.04(a) and 5.04(b) prior to such change or adoption, in form and substance reasonably satisfactory to Administrative Agent and the Required Lenders;

(f)          within 30 days after the beginning of each fiscal year of the Borrower, forecasted profit and loss statements for the Loan Parties prepared on a basis consistent with the Loan Parties’ historical financial statements, together with appropriate supporting details and a statement of underlying assumptions, all in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to the Administrative Agent, for such fiscal year, quarter by quarter, certified by a Financial Officer of the Borrower as being such officer’s good faith estimate of the financial performance of the Loan Parties during the period covered thereby;

(g)          promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Obligor or public company with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or other publicly available materials distributed to its shareholders, as the case may be;

(h)          promptly after the receipt thereof by the Borrower or any Subsidiary, a copy of any “management letter” received by any such Person from its certified public accountants and the management’s written response thereto;

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(i)          promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order for the Lenders to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(j)          at least three Business Days following the occurrence thereof, written notice of the initial closing with third-party investors of any newly formed Fund or the establishment of any Separately Managed Account; and

(k)          promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower, any Subsidiary or any Fund or Fund-Related Entity, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

Section 5.05.         Litigation and Other Notices, Etc.

(a)          Furnish to the Administrative Agent, which shall furnish to each Lender prompt written notice of the following:

(i)          any Default or Event of Default specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(ii)         the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any investigation, action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against any one or more of the Borrower, its Subsidiaries, Loan Parties or the Funds, Fund-Related Entities or Separately Managed Accounts that could reasonably be expected to result in a Material Adverse Effect;

(iii)        the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in (i) a lien with respect to any amount in favor of the PBGC on the assets of any one or more of the Borrower or its Subsidiaries or (ii) a liability of any one or more of the Borrower or its Subsidiaries in an aggregate amount exceeding $1,000,000;

(iv)        any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect;

(v)         the termination of any Management Agreement or delivery thereunder of any fee blockage or similar notices (other than on the scheduled termination date thereof) or the delivery or receipt of any notice of termination in respect thereof; and

(vi)        any proposed amendment, waiver or other modification of any provision of the Revolving Credit Agreement or any other Revolving Loan Document that (i) benefits any lender or secured party thereunder or (ii) imposes additional burdens on the Borrower or any of its Subsidiaries (any such amendment, a “Subject Revolving Loan Amendment”).

(b)          At the Administrative Agent’s or Required Lender’s request, execute and deliver a Conforming Amendment (as defined in the Intercreditor Agreement) in form and substance reasonably acceptable to the Administrative Agent in connection with each Subject Revolving Loan Amendment.

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Section 5.06.         Information Regarding Collateral. (a) Furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in any Loan Party’s identity or corporate structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(b)          In the case of the Borrower, (i) each year, at the time of delivery of the annual financial statements with respect to the preceding fiscal year pursuant to Section 5.04(a), deliver to the Administrative Agent a certificate of a Financial Officer setting forth (x) the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent annual certificate delivered pursuant to this Section 5.06(b)(i) and (y) such other information as required by Section 4.03(c) of the Guarantee and Collateral Agreement, and (ii) each fiscal quarter, at the time of delivery of the quarterly financial statements with respect to the preceding fiscal quarter pursuant to Section 5.04(b), deliver to the Administrative a certificate of a Financial Officer setting forth any updates to Schedules 3.24(a)(i), 3.24(a)(ii), 3.24(b) and 3.25(a) or confirming that there has been no change in such information since the Closing Date or the date of the most recent quarterly certificate delivered pursuant to this Section 5.06(b)(ii).

Section 5.07.         Maintaining Records; Access to Properties and Inspections; Maintenance of Ratings. (a) Keep proper books of record and account in which full, true and correct entries in conformity with all requirements of law are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender (in the case of a Lender, with the consent of the Borrower, such consent not to be unreasonably withheld) to visit and inspect the financial records and the properties of such Person at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender (in the case of a Lender, with the consent of the Borrower, such consent not to be unreasonably withheld) to discuss the affairs, finances and condition of such Person with the officers thereof and independent accountants therefor; provided, however, that unless an Event of Default exists and is continuing, the cost of only one such visit shall be borne by the Borrower in any twelve month period, and in no event will such expense in connection with such visit exceed $50,000.

(b)          Use commercially reasonable efforts to obtain private ratings for the Credit Facilities from S&P and Moody’s on at least an annual basis and use commercially reasonable efforts to obtain a private corporate credit rating from S&P and a private corporate family rating from Moody’s, in each case in respect of the Borrower on at least an annual basis.

Section 5.08.         Use of Proceeds. (a) Use the proceeds of the Term Loans made on the Closing Date only for the purposes specified in the introductory statement to this Agreement and (b) use the proceeds of Incremental Term Loans for general corporate purposes not otherwise prohibited hereby, including the funding of co-investments.

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Section 5.09.         Employee Benefits. (a) Comply in all material respects with the applicable provisions of ERISA and the Code relating to employee benefit plans of the Borrower or any of the Subsidiaries, (b) furnish to the Administrative Agent as soon as possible after, and in any event within ten days after any responsible officer of the Borrower, any Subsidiary or any ERISA Affiliate knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Borrower or any Subsidiary or any ERISA Affiliate in an aggregate amount exceeding $1,000,000, a statement of a Financial Officer of the Borrower setting forth details as to such ERISA Event and the action, if any, that the Borrower proposes to take with respect thereto, and (c) at all times preserve and maintain its status as an entity the assets of which do not constitute “plan assets” as defined in the Plan Asset Regulation.

Section 5.10.         Compliance with Environmental Laws. Comply, and cause all lessees and other Person occupying its properties to comply, in all material respects with all Environmental Laws applicable to its operations and properties; obtain and renew all material environmental permits necessary for its operations and properties; and conduct any remedial action in accordance with Environmental Laws; provided, however, that none of the Borrower or any Subsidiary shall be required to undertake any remedial action required by Environmental Laws to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

Section 5.11.         [Reserved.]

Section 5.12.         Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust) that may be required under applicable law, or that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents. The Borrower will cause (i) each subsequently acquired or organized Wholly Owned Subsidiary (other than (x) a Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code or (y) an Excluded Domestic Subsidiary) and each Non-Guarantor Subsidiary as of the Closing Date (excluding, for the purposes of clarity, MOF III GP LLC) that becomes a Wholly Owned Subsidiary after the Closing Date to become a Loan Party by executing the Guarantee and Collateral Agreement and each applicable Security Document in favor of the Collateral Agent (except to the extent execution by such Subsidiary of the Guarantee and Collateral Agreement is prohibited by applicable law after the exercise of commercially reasonable efforts by the Borrower to have such Subsidiary become a Guarantor), (ii) each applicable Subsidiary, with respect to each subsequently established Separately Managed Account or Fund for which it serves as an investment advisor, (x) to cause such Separately Managed Account or Fund, as the case may be, to pay to the Borrower the entire amount of such Management Fees that are distributable to the Borrower or to which the Borrower is otherwise entitled (which payments shall be made directly into the Designated Account) pursuant to the Irrevocable Direction Letter executed and delivered by such Subsidiary or (y) to enter into other arrangements for the transfer of such Management Fees that are payable to such Subsidiary to be paid to the Borrower for deposit into the Designated Account pursuant to terms and conditions reasonably satisfactory to the Administrative Agent and in each case as to clauses (x) and (y) above, less reserves for costs and expenses for such entity, (iii) each such Subsidiary that does not become a Guarantor to become a party to the Undertaking Agreement (other than (x) a Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code or (y) an Excluded Domestic Subsidiary. In addition, from time to time, the Borrower will, at its cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of its assets and properties as the Administrative Agent or the Required Lenders shall designate (it being understood that it is the intent of the parties that the Obligations shall be secured by substantially all the assets of the Borrower and its Wholly Owned Subsidiaries (including assets acquired subsequent to the Closing Date, but excluding assets of Foreign Subsidiaries and of Excluded Domestic Subsidiaries)). In addition, any pledge of Equity Interests of any Foreign Subsidiary or of any Excluded Domestic Subsidiary shall be limited to (and shall not exceed) sixty-five percent (65%) of the outstanding voting Equity Interests and one hundred percent (100%) of outstanding non-voting Equity Interests of each Foreign Subsidiary directly owned by a Loan Party and each Excluded Domestic Subsidiary directly owned by a Loan Party. Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance satisfactory to the Collateral Agent, and the Borrower shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Collateral Agent shall reasonably request to evidence compliance with this Section. The Borrower agrees to provide such evidence as the Collateral Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien. In furtherance of the foregoing, the Borrower will give prompt notice to the Administrative Agent of the acquisition by the Borrower or any of the other Subsidiaries of any real property (or any interest in real property) having a value in excess of $250,000.

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Section 5.13.         Management Fees. Each Subsidiary or Affiliate of the Borrower that is entitled to receive or otherwise receives Management Fees will (a) with respect to Management Fees which are not required to be further distributed to Persons that are not Affiliates of the Borrower (“Non-Affiliated Third Parties”) enter into and maintain an irrevocable direction letter substantially in the form of Exhibit H attached hereto (an “Irrevocable Direction Letter”), pursuant to which the Borrower and each such Subsidiary or Affiliate shall direct (or shall have directed) the Fund or Separately Managed Account for which it is acting as general partner, managing member, manager, management company or similar role, to pay to the Borrower, upon each date of payment thereof, 100% of all such Management Fees then owing to the Borrower or such Subsidiary or Affiliate and (b) with respect to distributions which are required to be further distributed to Non-Affiliated Third Parties, subject in all respects to the limitations on distributions to third parties in Section 6.09(b), ensure that the portion of distributions distributable to the Borrower or its Affiliates are promptly paid to the Borrower. Each such payment shall be made directly to the Designated Account, which shall at all times be subject to a first priority perfected Lien in favor of the Collateral Agent pursuant to the Security Documents and in each case as to clauses (a) and (b) above, less reasonable reserves for costs and expenses for such entity. The Borrower will cause the Subsidiaries or Affiliates that are entitled to receive any Management Fees to enforce their respective rights at law and in equity to receive such Management Fees from the applicable Fund, Separately Managed Account or other Person holding such Management Fees (except to the extent such Management Fees may be deferred, delayed, canceled or otherwise modified in accordance with Section 6.09).

Section 5.14.         Investment Adviser; Other Regulatory Matters. (a) Each Person described in Schedule 3.27(a) shall at all times (i) maintain its investment adviser registration with the SEC and in any State where the conduct of its business so requires, (ii) make all required amendments to form ADV required by the SEC in a timely manner, and (iii) take all other actions necessary, proper or advisable to ensure that it shall remain in good standing with the SEC and in any other State where it is registered as an investment adviser.

(b)          The Borrower and the Subsidiaries will conduct all offerings of the Funds and Fund-Related Entities, and will establish all Separately Managed Accounts, in accordance with applicable law in all material respects, and to the extent applicable, in a manner that is consistent with the provisions of the Investment Advisers Act of 1940, as amended, the Investment Company Act of 1940, as amended and the Securities Act of 1933, as amended.

(c)          The Borrower and the Subsidiaries will comply with all applicable anti-money laundering laws, and the Funds and the Fund-Related Entities will maintain anti-money laundering policies and procedures that are reasonably designed to comply with applicable law. The Borrower shall cause each applicable Subsidiary to take all actions that are necessary or reasonably advisable and within its control to cause the applicable Separately Managed Account Funds to maintain anti-money laundering policies and procedures that are reasonably designed to comply with applicable law.

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Section 5.15.         Sanction and Anti-Corruption Laws. The Borrower shall ensure that it and each of the Subsidiaries, each of the Funds and each of the Fund-Related Entities is in material compliance with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and any other enabling legislation or executive order relating thereto, (ii) the USA PATRIOT Act, (iii) the United States Foreign Corrupt Practices Act of 1977, as amended, and (iv) all anti-money laundering rules and regulations applicable to it. The Borrower acknowledges that, pursuant to (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and any other enabling legislation or executive order relating thereto, (ii) the USA PATRIOT Act, (iii) the United States Foreign Corrupt Practices Act of 1977, as amended, or (iv) anti-money laundering rules and regulations, the Administrative Agent or any Lender may be required to obtain, verify and record information regarding each of the Borrower and the Subsidiaries, their respective directors, authorized signing officers, direct or indirect shareholders or other persons in control of a Loan Party, and the transactions contemplated hereby, and disclose such information to Governmental Authorities. The Borrower consents to such information being obtained, verified, recorded and disclosed to Governmental Authorities and agrees to promptly provide to Administrative Agent or such Lender all such information, including supporting documentation and other evidence, as may be reasonably requested by the Administrative Agent or such Lender, or any prospective assignee or participant of such Lender, in order to comply with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and any other enabling legislation or executive order relating thereto, (ii) the USA PATRIOT Act, (iii) the United States Foreign Corrupt Practices Act of 1977, as amended, and (iv) anti-money laundering rules and regulations.

Article VI
Negative Covenants

The Borrower covenants and agrees with each Lender that, until the Commitments (if any) have been terminated or expired and the principal of and interest on each Loan, all Administrative Agent Fees and all other fees, expenses or amounts payable under any Loan Document have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, nor will it cause or permit any of the Subsidiaries to:

Section 6.01.         Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a)          Indebtedness existing on the date hereof and set forth in Schedule 6.01 and any extensions, renewals or replacements of such Indebtedness to the extent the principal amount of such Indebtedness is not increased, neither the final maturity nor the weighted average life to maturity of such Indebtedness is decreased, such Indebtedness, if subordinated to the Obligations, remains so subordinated on terms no less favorable to the Lenders, and the original obligors in respect of such Indebtedness remain the only obligors thereon;

(b)          Indebtedness created hereunder and under the other Loan Documents;

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(c)          intercompany Indebtedness of the Borrower and the Subsidiaries to the extent permitted by Section 6.04(c) so long as such Indebtedness of any Loan Party is subordinated to the Obligations pursuant to an Affiliate Subordination Agreement;

(d)          Indebtedness of the Loan Parties incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount there; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(d), when combined with the aggregate principal amount of all Capital Lease Obligations incurred pursuant to Section 6.01(e), shall not exceed $1,000,000 at any time outstanding;

(e)          Capital Lease Obligations of the Loan Parties in an aggregate principal amount, when combined with the aggregate principal amount of all indebtedness incurred pursuant to Section 6.01(d), shall not exceed $1,000,000 at any time outstanding;

(f)          Indebtedness in respect of Hedging Agreements that are not speculative in nature and are incurred in a manner consistent with prudent business practices; provided that, subject to the approval of Required Lenders, the notional amount thereof that is collateralized or that could be senior in right of repayment to the Obligations under this Agreement shall not exceed $5,000,000;

(g)          Indebtedness in respect of netting services and overdraft protections and otherwise in connection with deposit accounts;

(h)          Indebtedness in respect of the Merger Sub Note and the Windsor Note;

(i)          Guarantees by Loan Parties of Indebtedness of other Loan Parties to the extent the incurrence of such Indebtedness is not otherwise prohibited hereunder and the Person providing such Guarantees would be permitted to incur such Indebtedness directly hereunder, and excluding Indebtedness incurred or assumed pursuant to Section 6.01(k);

(j)          Indebtedness under the Revolving Credit Agreement; provided that the sum of (i) the aggregate principal amount of loans outstanding thereunder, (ii) the aggregate stated amount of undrawn letters of credit issued thereunder and unreimbursed drawings under letters of credit issued thereunder and (iii) the aggregate amount of unutilized commitments thereunder shall not exceed $15,000,000 at any time;

(k)          Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, (ii) immediately before and after such Person becomes a Subsidiary, no Event of Default shall have occurred and be continuing and (iii) after giving pro forma effect to such indebtedness and all other transactions consummated in connection with such Person becoming a Subsidiary, the Borrower would be in compliance on a pro forma basis with the financial covenant set forth in Section 6.10 as of the most recently completed period of four consecutive fiscal quarters for which the financial statements and certificates required by Section 5.04(a) or Section 5.04(b), as the case may be, and Section 5.04(c) have been delivered; and any extensions, renewals or replacements of such Indebtedness to the extent the principal amount of such Indebtedness is not increased (other than on account of any accrued but unpaid interest, fees and premiums payable by the terms of such Indebtedness thereon), neither the final maturity nor the weighted average life to maturity of such Indebtedness is decreased, such Indebtedness, if subordinated to the Obligations, remains so subordinated on terms, when taken as a whole, no less favorable to the Lenders, and the original obligors in respect of such Indebtedness remain the only obligors thereon;

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(l)          Indebtedness resulting from the endorsement of instruments for collection in the ordinary course of business;

(m)          other unsecured Indebtedness of the Borrower or the Subsidiaries in an aggregate principal amount not exceeding $5,000,000 at any time outstanding so long as no such Indebtedness is owing to a Permitted Holder or an Affiliate of a Permitted Holder; and

(n)          other secured Indebtedness of the Borrower or the Subsidiaries in an aggregate principal amount not exceeding $2,500,000 at any time outstanding, incurred to finance the acquisition of any subsidiary after the date hereof, provided that (i) the Liens in connection with such Indebtedness are permitted under Section 6.02(p), and (ii) no such Indebtedness is owing to a Permitted Holder or an Affiliate of a Permitted Holder.

Section 6.02.         Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a)          Liens on property or assets (including, for the avoidance of doubt, Intellectual Property) of the Borrower and the other Subsidiaries existing on the date hereof and set forth in Schedule 6.02; provided that such Liens shall secure only those obligations which they secure on the date hereof and extensions, renewals and replacements thereof permitted hereunder;

(b)          any Lien created under the Loan Documents;

(c)          any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or existing on any property or assets of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, as the case may be; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not apply to any other property or assets of the Borrower or any Subsidiary or to any Management Fees or rights to receive Management Fees, or any Intellectual Property of any Loan Party (other than the acquired Subsidiary), or any Equity Interests of any Loan Party (other than the acquired Subsidiary) and (iii) such Lien secures only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;

(d)          Liens for taxes not yet due or which are being contested in compliance with Section 5.03;

(e)          carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not overdue for a period of more than thirty (30) days, or which are being contested in compliance with Section 5.03;

(f)          pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(g)          deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h)          zoning restrictions, easements, rights of way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

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(i)          purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by any Loan Party; provided that (i) such security interests secure Indebtedness permitted by Section 6.01(d), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, prior to or within 90 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of the Borrower or any other Subsidiary;

(j)          judgment Liens securing judgments not constituting an Event of Default under Article VII, or with respect to which payment in full above any applicable deductible is covered by insurance in respect of which the applicable insurance company has not denied coverage;

(k)          normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(l)          Liens granted by a Fund GP in such Fund GP’s rights to make and enforce capital calls to limited partners of a Fund (which Liens, for the avoidance of doubt, do not extend to any Collateral), in respect of credit facilities entered into by the Fund for which such Fund GP is the general partner; and the general partner;

(m)          Liens securing Capital Lease Obligations permitted under Section 6.01(e), provided that any such Liens attach only to the property being financed pursuant to such Capital Lease;

(n)          subject to the terms of the Intercreditor Agreement, (i) Liens securing the obligations under the Revolving Credit Agreement, (ii) Liens securing Indebtedness permitted under Section 6.01(f) and (iii) Liens securing Bank Product Obligations (as defined in the Intercreditor Agreement) in an aggregate amount of such Bank Product Obligations not to exceed $1,000,000 at any time;

(o)          other Liens on assets (other than the Management Fees (or rights to receive Management Fees), Intellectual Property of any Loan Party, or any Equity Interests of any Loan Party) securing liabilities in an aggregate amount not to exceed $5,000,000 at any time outstanding; and

(p)          Liens on Equity Interests of any subsidiary acquired pursuant to Section 6.04(f) or (h) in connection with Indebtedness permitted under Section 6.01(n).

Section 6.03.         Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale or transfer of such property is permitted by Section 6.05 and (b) any Capital Lease Obligations or Liens arising in connection therewith are permitted by Sections 6.01 and 6.02, as the case may be.

Section 6.04.         Investments, Loans and Advances. Purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment (including by way of Guarantee) in, any other Person, except:

(a)          investments by the Borrower and the Subsidiaries existing on the date hereof and set forth on Schedule 6.04(a);

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(b)          (i) investments by a Loan Party in a Loan Party; and (ii) investments in Subsidiaries, Funds and Fund Related Entities that are not Loan Parties, so long as (A) no Event of Default has occurred and is continuing or would result therefrom, (B) after giving pro forma effect to such investments, the Borrower shall be in compliance with the financial covenant set forth in Section 6.10 as of the most recently completed period of four consecutive fiscal quarters ending prior to such transaction for which the financial statements and certificates required by Section 5.04(a) or 5.04(b), as the case may be, and 5.04(c) have been delivered, and (C) the aggregate amount of all such investments (determined without regard to any adjustments for increases or decreases in value or write-up, write-downs or write-offs of such investments) does not exceed the sum of (x) $1,000,000 (less the amount theretofore utilized under the basket set forth in subclause (x) of clause (iv)(C) of the proviso to Section 6.04(f)) plus (y) so long as the Net Leverage Ratio, as of the most recently completed period of four consecutive fiscal quarters for which the financial statements and certificates required by Section 5.04(a) or 5.04(b), as the case may be, and Section 5.04(c) have been delivered and after giving pro forma effect to such investment, would not exceed 3.08:1.00, the Available Amount;

(c)          cash and Permitted Investments;

(d)          loans or advances made by the Borrower or any Subsidiary to the Borrower or any other Loan Party; provided that (i) any such loans and advances shall be evidenced by a promissory note pledged to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to the Guarantee and Collateral Agreement and (ii) such loans and advances shall be unsecured and subordinated to the Obligations pursuant to an Affiliate Subordination Agreement;

(e)          investments made in connection with purchases of goods or services in the ordinary course of business;

(f)          the Borrower may acquire all or substantially all the assets of a Person or line of business of such Person, or not less than 100% of the Equity Interests (other than directors’ qualifying shares) of a Person (referred to herein as the “Acquired Entity”); provided that (i) such acquisition was not preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, the Borrower or any Subsidiary; (ii) the Acquired Entity shall be in a line of business that the Borrower and the other Loan Parties would be permitted to conduct pursuant to Section 6.08; (iii) all transactions in connection therewith shall be consummated in accordance with applicable law; and (iv) at the time of such transaction (A) both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing; (B) the Borrower would be in compliance with the covenant set forth in Section 6.10 as of the most recently completed period of four consecutive fiscal quarters ending prior to such transaction for which the financial statements and certificates required by Section 5.04(a) or 5.04(b), as the case may be, and 5.04(c) have been delivered, after giving pro forma effect to such transaction and to any other event occurring after such period as to which pro forma recalculation is appropriate (including any other transaction described in this Section 6.04(f) occurring after such period) and any Indebtedness incurred or assumed in connection with such transaction, (including Indebtedness of the Acquired Entity) as if such transaction had occurred or Indebtedness had been incurred as of the first day of such period (provided that, in the event such acquisition is financed, in whole or in part, with the proceeds of Incremental Term Loans, the Borrower shall be in compliance with the pro forma financial covenant requirements set forth in Section 2.22); (C) the total consideration paid in connection with any such acquisition (and all other such acquisitions pursuant to this Section 6.04(f)) with respect to which (1) the relevant Acquired Entities (x) do not become Loan Parties by executing the Guarantee and Collateral Agreement and each applicable Security Document or (y) 100% of the Equity Interests of which are not pledged pursuant to the Guarantee and Collateral Agreement and each applicable Security Document and subjected to a valid and perfected first priority (subject to Liens of the type permitted under Section 6.02(c)) security interest in favor of the Collateral Agent and (2) the relevant assets acquired are not pledged by a Loan Party pursuant to the terms of the Guarantee and Collateral Agreement and each applicable Security Document and subjected to a valid and perfected first priority (subject to Liens of the type permitted under Section 6.02(c)) security interest in favor of the Collateral Agent (and including in the calculation of such consideration any Indebtedness of the Acquired Entity assumed by the Borrower or any Subsidiary following such acquisition (or which remains outstanding) and any payments following such acquisition pursuant to earn-out provisions or similar obligations), when combined with the value of all investments made in reliance on clause (a)(iv) of this Section 6.04, shall not exceed the sum of (x) $1,000,000 (less the amount theretofore utilized under the basket set forth in subclause (x) of clause (ii)(C) of Section 6.04(b)) plus (y) so long as the Net Leverage Ratio, as of the most recently completed period of four consecutive fiscal quarters for which the financial statements and certificates required by Section 5.04(a) or 5.04(b), as the case may be, and Section 5.04(c) have been delivered and after giving pro forma effect to such transaction as provided in the preceding clause (B), would not exceed 3.08:1.00, the Available Amount plus the Net Cash Proceeds of any Qualified Public Offering (less the amount of such Net Cash Proceeds applied to repay or retire indebtedness); and (D) the Borrower shall have delivered a certificate of a Financial Officer, certifying as to the foregoing and containing reasonably detailed calculations in support thereof, in form and substance satisfactory to the Administrative Agent (any acquisition of an Acquired Entity or such assets meeting all the criteria of this Section 6.04(f) being referred to herein as a “Permitted Acquisition”);

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(g)          investments by the Borrower in Hedging Agreements permitted under Section 6.01(f);

(h)          in addition to investments permitted by paragraphs (a) through (g) above, additional investments, loans and advances by the Borrower and the other Subsidiaries so long as the aggregate amount invested, loaned or advanced pursuant to this paragraph (h) (determined without regard to any adjustments for increases or decreases in value or write-ups, write-downs or write-offs of such investments, loans and advances) does not exceed the Available Amount plus 100% of the net proceeds of the Qualified Public Offering (less the amount of any such proceeds used pursuant to clause (f) above), so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the Net Leverage Ratio, as of the most recently completed period of four consecutive fiscal quarters for which the financial statements and certificates required by Section 5.04(a) or 5.04(b), as the case may be, and Section 5.04(c) have been delivered and after giving pro forma effect to such investment, would not exceed 3.08:1.00.

Section 6.05.         Mergers, Consolidations, Sales of Assets and Acquisitions. (a) (i) Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or (ii) sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all the assets (whether now owned or hereafter acquired) of the Borrower or any Subsidiary, or less than all the Equity Interests of any Subsidiary, or (iii) purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other Person, except that if at the time thereof and immediately after giving effect thereto no Event of Default or Default shall have occurred and be continuing (A) any Wholly Owned Subsidiary of the Borrower may merge into the Borrower in a transaction in which the Borrower is the surviving Person or may transfer all or substantially all of its assets to the Borrower (and may subsequently liquidate or dissolve itself) and (B) the Borrower and Subsidiaries may make permitted Acquisitions pursuant to Section 6.04(f) or other investments pursuant to Section 6.04(b) or (h).

(b)          Make any Asset Sale, otherwise permitted (or not restricted) under paragraph (a) above, except for:

(i)          the sale, transfer or other disposition of obsolete or worn out assets;

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(ii)         the sale, transfer or other disposition of Permitted Investments for which the consideration therefor is at least equal to the Fair Market Value thereof; and

(iii)        other Asset Sales for consideration at least 75% of which is in cash and which consideration is at least equal to the Fair Market Value of the assets being sold, transferred or disposed of, provided that the Fair Market Value of all assets sold, transferred or disposed of pursuant to this clause shall not exceed $25,000,000 in the aggregate.

Section 6.06.         Restricted Payments; Restrictive Agreements. (a) Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so; provided, however, that:

(i)          the Borrower may pay the Subject Dividend; provided, however, (A) if the Subject Dividend is not paid on the Closing Date or within thirty (30) days thereafter, on the date on which the Subject Dividend is paid, prior to making such payment, the Administrative Agent shall have received a bringdown solvency opinion of Murray, Devine & Co., Inc., addressed to the Administrative Agent, which shall be in form and substance satisfactory to the Administrative Agent and the Required Lenders and (B) after giving pro forma effect to the making of the Subject Dividend, the Net Leverage Ratio, as of the most recently completed period of four consecutive fiscal quarters for which the financial statements and certificates required by Section 5.04(a) or 5.04(b), as the case may be, and Section 5.04(c) have been delivered (or, if the Subject Dividend is made prior to the first date after the Closing Date on which such financial statements and certificates are required to be delivered hereunder, as of the last day of the four-fiscal quarter period ending June 30, 2014), shall not exceed 3.08:1.00;

(ii)         (A) the Subject Entities may declare and make Restricted Payments to the Borrower, and (B) any other Subsidiary that is not a Loan Party may declare and make Restricted Payments ratably to its equity holders, which shall be paid in accordance with the terms of the Management Agreements and the Loan Documents;

(iii)        for any taxable year in which the Borrower is a Flow-Through Entity, (1) the Borrower may make distributions of cash to the holders of its Equity Interests, on or after the twentieth (20th) Business Day before the final day of a Quarterly Tax Payment Period, in an amount determined as follows: (A) for the first Quarterly Tax Payment Period in such taxable year, 25% of the estimated Permitted Tax Distribution Amount, (B) for the second Quarterly Tax Payment Period in such taxable year, 50% of the estimated Permitted Tax Distribution Amount, less the prior tax distributions for such taxable year, (C) for the third Quarterly Tax Payment Period in such taxable year, 75% of the estimated Permitted Tax Distribution Amount, less the prior tax distributions for such taxable year and (D) for the fourth Quarterly Tax Payment Period in such taxable year, 100% of the estimated Permitted Tax Distribution Amount, less the prior tax distributions for such taxable year; (2) no later than the day prior to the due date for the payment by corporations of income taxes for such taxable year, the Borrower may make an additional tax distribution, in cash, to the extent that the Borrower’s revised estimate of the Permitted Tax Distribution Amount (the “Amended Tax Amount”) so calculated exceeds the cumulative tax distributions previously made by the Borrower in respect of such taxable year; and (3) within 30 days following the date on which the Borrower files a tax return on Form 1065, the Borrower may make an additional tax distribution, in cash, to the extent that the actual Permitted Tax Distribution Amount (the “Final Tax Amount”) exceeds the Amended Tax Amount; provided that, to the extent (I) the Amended Tax Amount is less than the cumulative tax distributions previously made by the Borrower in respect of a taxable year, the difference (the “Credit Amount”) and/or (II) the Final Tax Amount is less than the Amended Tax Amount, the difference (the “Additional Credit Amount”), such respective Credit Amount and Additional Credit Amount shall appropriately reduce (without duplication) the Permitted Tax Distribution Amount in subsequent taxable years; and (y) for any taxable year in which the Borrower is not a Flow-Through Entity but is a member of any consolidated, combined or unitary group for tax purposes, the Borrower may make distributions to the parent of such group to allow the parent to timely pay the taxes of such group to the extent attributable to the taxable income of the Borrower and the Subsidiaries as reasonably determined by the Borrower (each such distribution, a “Permitted Tax Distribution”);

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(iv)         so long as no Default or Event of Default has occurred and is continuing or would result therefrom, after a Qualified Public Offering, the Borrower may make Restricted Payments in an annual amount not to exceed 5.0% of the Net Cash Proceeds of such Qualified Public Offering;

(v)         so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Borrower may make mandatory redemptions of its Class B Units as and when required by the terms of its Organizational Documents (as in effect on the date hereof) (A) in exchange for the issuance of Equity Interests of the Borrower that do not constitute Disqualified Stock or (B) in an aggregate amount not to exceed the Available Amount during the term of this Agreement;

(vi)        so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may make Restricted Payments in an aggregate amount that does not exceed the Available Amount as in effect immediately prior to the time of making such Restricted Payment; provided that, in the case of any Restricted Payment under this clause (vi), after giving pro forma effect to the making of such Restricted Payment, the Net Leverage Ratio, as of the most recently completed period of four consecutive fiscal quarters for which the financial statements and certificates required by Section 5.04(a) or 5.04(b), as the case may be, and Section 5.04(c) have been delivered would not exceed 3.08:1.00; and

(vii)       the Borrower may redeem Equity Interests with (A) other Equity Interests that are not Disqualified Stock or (B) the proceeds of the issuance of such other Equity Interests that are applied to such redemption substantially contemporaneously with such issuance of other Equity Interests.

(b)          Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any Subsidiary or to Guarantee Indebtedness of the Borrower or any Subsidiary or (iii) the ability of any Fund to pay Management Fees or any Subsidiary to direct payment of the Management Fees to the Borrower; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (B) clauses (i) and (ii) of the foregoing shall not apply to restrictions and conditions imposed under the terms of the Revolving Credit Agreement as in effect on the date hereof, (C) clauses (i) and (ii) of the foregoing shall not apply to restrictions or conditions imposed on a Fund GP solely in its capacity as general partner, managing member or equivalent acting for a Fund or as the general partner, managing member or equivalent of a Fund GP, in respect of Indebtedness of such Fund; provided no such restriction or condition shall affect the Collateral or the right to receive or pay Management Fees and, in the case of clause (i), such restrictions or conditions apply only to the property or assets securing such Indebtedness (provided that such property or assets shall not include the Management Fees or the right to receive Management Fees), and (D) clause (i) of the foregoing shall not apply to customary provisions in Management Agreements, leases and other contracts restricting the assignment thereof.

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Section 6.07.         Transactions with Affiliates. Except for transactions between or among Loan Parties, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, unless otherwise approved by the Administrative Agent (in its sole discretion) and the Required Lenders; provided that (i) the Borrower or any other Subsidiary may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (ii) the Borrower shall be permitted to make Restricted Payments permitted under Section 6.06, (iii) the Borrower and the Subsidiaries shall be permitted to make payments of compensation, bonuses and employee benefits to Affiliates in connection with their employment with a Loan Party, provided that such compensation shall not exceed $5,000,000 in any year, and (iv) following the Qualified Public Offering, the Borrower may make payments to any Parent entity in connection with any administrative services agreements. Notwithstanding anything in the foregoing to the contrary, none of the Borrower or any Subsidiary shall enter into any tax sharing agreement (other than any tax sharing agreement among any of the Borrower and any other Loan Parties). For the avoidance of doubt, (a) the TRA shall not be construed as a tax sharing agreement for purposes of this Section 6.07 and (b) in connection with and from and after a Qualified Public Offering, transactions between the Borrower and Public Co. consisting of issuance of Equity Interests of the Borrower (other than Disqualified Stock) and Public Co. designed to maintain the umbrella partnership C-corporation organizational structure that are effected at fair market value and on a basis that after giving effect thereto the Borrower has, on a net basis, not made a cash expenditure, shall be deemed to be in the ordinary course of business and on terms and conditions not less favorable to the Borrower than could be obtained on an arm’s-length basis from unrelated third parties.

Section 6.08.         Business of the Borrower and the Subsidiaries. (a) With respect to the Borrower, the Subsidiaries, and the other Loan Parties, engage at any time in any business or business activity other than the business currently conducted by it, related asset management businesses or activities, and business activities reasonably related or incidental thereto.

Section 6.09.         Other Indebtedness and Agreements. (a) Permit:

(i)          any waiver, supplement, modification or amendment of (A) the Merger Sub Note or the Windsor Note that would be adverse to the Lenders, in any material respect or (B) the Revolving Credit Agreement that would violate the Intercreditor Agreement; or

(ii)         except to the extent required by applicable law, any waiver, supplement, modification or amendment of (x) any Management Agreement, (y) any of its Organizational Documents, (z) any Organizational Documents of any Fund or Fund-Related Entity, in each case to the extent any such waiver, supplement, modification or amendment would defer, delay or subordinate in any material respect the payment of, Management Fees, or would establish any no fault termination provision with respect to the investment period or term of any Fund or any no fault removal provision with respect to the general partner, managing member or equivalent of any Fund, or would reasonably be expected to have a Material Adverse Effect.

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(b)          (i) Establish or permit to exist any management agreement or other arrangement pursuant to which Management Fees (and any other fees and other fee-based revenue in connection with the management advisory or sub-advisory of any Fund or Separately Managed Account) are paid in respect of one or more Funds or Separately Managed Accounts to a Person other than the Borrower or another Loan Party, other than in respect of (A) Management Fees payable to a Subsidiary which are paid to the Borrower in accordance with Section 5.12, (B) Management Fees payable to a Subsidiary acting as the management company for a Fund formed following the Closing Date, subject to compliance with the terms of Section 6.13, or (C) (1) Management Fees (other than Performance/Incentive Fees) payable to Persons that own a percentage of the Equity Interests of the Subsidiary to which such Management Fees are payable in an amount not to exceed, for any period, the product of (x) the lesser of the aggregate percentage of such Equity Interests owned by such Person and 20% multiplied by (y) the aggregate amount of Management Fees such Subsidiary is entitled for such period and (2) Performance/Incentive Fees as performance-related allocations to Persons that manage the relevant Funds in an amount not to exceed, for any period, 50% of the aggregate amount of Performance/Incentive Fees to which the Borrower or its Subsidiaries are entitled for such period or (ii) provide or permit any Subsidiary to provide a notice of termination under or otherwise terminate any Management Agreement.

(c)          Make any distribution, whether in cash, property, securities or a combination thereof, other than regularly scheduled payments of principal and interest as and when due in respect of, or pay, or commit to pay, or directly or indirectly (including pursuant to any Synthetic Purchase Agreement) redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any Indebtedness under the Merger Sub Note and the Windsor Note.

Section 6.10.         Maximum Net Leverage Ratio. Permit the Net Leverage Ratio as of the last day of any fiscal quarter commencing with the fiscal quarter ending on or about December 31, 2014, to be greater than 3.50:1.00.

Section 6.11.         Fiscal Year. With respect to any Loan Party or any other Person in the Reporting Group, change their fiscal year-end to a date other than December 31.

Section 6.12.         Certain Equity Securities. Issue any Equity Interest that is not Qualified Capital Stock unless issued by the Borrower and otherwise permitted under Section 6.01.

Section 6.13.         Additional Funds. Following the Closing Date, permit the formation of any Fund, unless such Fund or its Fund GP shall appoint the Borrower or another Loan Party as the management company of such Fund and enter into a Management Agreement under which all Management Fees are payable to the Borrower or such other Loan Party; provided that to the extent required under applicable law, or as otherwise requested by the limited partners of a Fund formed following the Closing Date, such Fund or its Fund GP may appoint a Subsidiary that is not a Loan Party to act as the management company of such Fund, so long as such Subsidiary, if not theretofore a party to the Undertaking Agreement, becomes a party to the Undertaking Agreement and (x) to the extent the applicable Management Fees are not required to be further distributed to Non-Affiliated Third Parties, all Management Fees are either payable to the Borrower or directed to be paid to or at the direction of the Borrower pursuant to an Irrevocable Direction Letter executed and delivered by such Subsidiary or (y) to the extent the applicable Management Fees are required to be further distributed to Non-Affiliated Third Parties, subject in all respects to the limitations on distributions to Non-Affiliated Third Parties in Section 6.09(b), such Subsidiary ensures that the portion of the Management Fees distributable to the Borrower or its Affiliates are promptly paid to the Borrower.

Section 6.14.         Sanctioned Persons; Anti-Corruption Laws. Directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any Person, for the purpose of financing the activities or business of or with any Person or in any country or territory that at such time is the subject of any Sanctions, or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Law.

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Section 6.15.         Management Fees. Permit any Fund, Fund-Related Entity or Separately Managed Account to enter into any agreement for the payment of Management Fees other than Management Agreements that satisfy the requirements of Exhibit L hereto.

Section 6.16.         Limitation on Accounting Changes. Make or permit any material change in accounting policies or reporting practices that results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, without the prior written consent of the Required Lenders.

Section 6.17.         Compliance with Financial Covenant. Solely for purposes of determining compliance with the financial covenant in Section 6.10, on or prior to the day that is ten Business Days after the day on which financial statements and certificates required by Section 5.04(a) or 5.04(b), as the case may be, and Section 5.04(c) are required to be delivered with respect to a fiscal quarter, the Borrower may issue Qualified Capital Stock to the holders of its Equity Interests for cash, and such cash will, if so designated by the Borrower, be included in the calculation of Core EBITDA for the purposes of determining compliance with financial covenant set forth in Section 6.10 at the end of such fiscal quarter and the subsequent three fiscal quarters (any such equity contribution so included in the calculation of Core EBITDA, a “Specified Equity Contribution”); provided that (i) there shall be no more than four Specified Equity Contributions made during the term of this Agreement, (ii) in any four-fiscal-quarter period, there shall be at least two fiscal quarters in which no Specified Equity Contribution is made, (iii) the amount of any Specified Equity Contribution shall be no greater than the minimum amount required to cause the Borrower to be in compliance with the financial covenant set forth in Section 6.10, (iv) all Specified Equity Contributions shall be disregarded for all other purposes of this Agreement, (v) the Specified Equity Contribution shall not result in the pro forma reduction in Indebtedness for purposes of determining compliance with the financial covenant set forth in Section 6.10, and (vi) all such Specified Equity Contributions shall be applied to the prepayment of the Term Loans.

Article VII
Events of Default

Section 7.01.         Events of Default.

In case of the happening of any of the following events (“Events of Default”):

(a)          any representation or warranty made or deemed made in or in connection with any Loan Document or any Credit Event hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, in each case by any Obligor shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b)          default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)          default shall be made in the payment of any interest on any Loan or any fee (including Administrative Agent Fees) or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(d)          default shall be made in the due observance or performance by the Borrower or any other Subsidiary of any covenant, condition or agreement contained in Section 5.01(a), 5.04(a), (b) or (c), 5.05(a)(i), 5.08 or 5.14 or in Article VI;

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(e)          default shall be made in the due observance or performance by the Borrower or any other Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after the earlier of (i) notice thereof from the Administrative Agent to the Borrower (which notice shall also be given at the request of any Lender) or (ii) knowledge thereof of any Loan Party;

(f)          (i) the Borrower or any Subsidiary, individually or collectively, shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable, or (ii) any other event or condition occurs that results in any Material Indebtedness of the Borrower or any Subsidiary becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, to the extent such property or assets are permitted to secure such Indebtedness hereunder;

(g)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Subsidiary, or of a substantial part of the property or assets of the Borrower or any Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any other Loan Party or for a substantial part of the property or assets of the Borrower or any Subsidiary or (iii) the winding-up or liquidation of the Borrower or any Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)          the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of the property or assets of the Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i)          one or more judgments shall be rendered against the Borrower or any Subsidiary and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Subsidiary and such judgment either (i) is for the payment of money in an aggregate amount in excess of $5,000,000 or (ii) is for injunctive relief and would reasonably be expected to result in a Material Adverse Effect;

(j)          an ERISA Event shall have occurred that, in the reasonable opinion of the Administrative Agent, alone, or when taken together with all other such ERISA Events, would reasonably be expected to result in a Material Adverse Effect;

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(k)          any Guarantee under the Guarantee and Collateral Agreement, obligation of an Obligor under the Undertaking Agreement or any Cooperation Guaranty for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor, Obligor or Cooperating Guarantor shall deny in writing that it has any further liability or obligation under the Guarantee and Collateral Agreement, Undertaking Agreement or Cooperation Guaranty, as applicable (other than as a result of the discharge of such Guarantor, Obligor or Cooperating Guarantor in accordance with the terms of the Loan Documents);

(l)          any security interest purported to be created by any Security Document shall (except as otherwise expressly provided or permitted in this Agreement or such Security Document) cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid and perfected security interest, with the priority required by the Security Documents, in the securities, assets or properties covered thereby except to the extent that (i) any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents or to file Uniform Commercial Code continuation statements or (ii) the assets in which such security interest are created constitute only a de minimis portion of the assets of the Borrower and the Loan Parties;

(m)          the Borrower or any Subsidiary shall be enjoined, restrained or in any way prevented by the order of any court or any administrative agency or regulatory agency from conducting any material part of its business and such order shall continue in effect for more than thirty (30) days;

(n)          the Borrower or any Subsidiary shall be indicted for a state or federal crime, or any civil or criminal action shall otherwise have been brought or threatened against such Person or Persons, which would reasonably be expected to result in a Material Adverse Effect;

(o)          any judgment or order shall be entered in any investigative, administrative or judicial proceeding involving a determination that the Borrower or any Subsidiary shall have violated in any material respect any civil or criminal law or regulation applicable to it in the performance of its duties as an investment manager or an investment adviser, which would reasonably be expected to result in a Material Adverse Effect;

(p)          any involuntary suspension or termination of the registration of the Borrower or a Subsidiary as an investment adviser under the Investment Advisers Act of 1940, as amended, or any event that would be deemed to be an “assignment” of any Management Agreement or investment advisory agreement with respect to the Borrower or any Subsidiary under the Investment Advisers Act of 1940; or

(q)          there shall have occurred a Change in Control,

then, and in every such event (other than an event with respect to a Loan Party described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments (if any) and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any accrued and unpaid fees (including Administrative Agent Fees) and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to a Loan Party described in paragraph (g) or (h) above, the Commitments (if any) shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

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Section 7.02.         Application of Proceeds.

Notwithstanding anything to the contrary in this Agreement or in any other Loan Document but subject to the terms of the Intercreditor Agreement, all payments received by the Collateral Agent or the Administrative Agent with respect to the Obligations (whether by prepayment, repayment or otherwise) after the occurrence and during the continuance of an Event of Default, including from any sale of, collection from, or other realization upon all or any part of the Collateral pursuant to any Security Document or otherwise shall be applied in the following order of priority:

FIRST, to the payment of all expenses payable to the Administrative Agent and the Collateral Agent pursuant to Section 9.05;

SECOND, to the payment in full of all other Obligations owing to the Administrative Agent and the Collateral Agent;

THIRD, to the payment in full of all Obligations consisting of interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of such Obligations owed to them on the date of any such distribution);

FOURTH, to the payment in full of all Obligations (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) consisting of unpaid principal amount of the Loans and any premium thereon or breakage or termination fees, costs or expenses related thereto (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution);

FIFTH, to the payment in full of all other Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution); and

SIXTH, to the Borrower, its successors and assigns, or as a court of competent jurisdiction may otherwise direct.

The Administrative Agent and the Collateral Agent, as applicable, shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement and the Security Documents. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

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Article VIII
The Administrative Agent and the Collateral Agent; Etc.

Each Lender hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of Section 2.20 and this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to (i) execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement, the Security Documents and the Intercreditor Agreement and (ii) subject to the Intercreditor Agreement, negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender.

The institution serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or any Fund or Fund-Related Entity or, in each case, any Affiliate thereof as if it were not an Agent hereunder.

Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise, subject to the Intercreditor Agreement, by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08 or the Intercreditor Agreement), and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries or any Fund that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08 or the Intercreditor Agreement) or in the absence of its own gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

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Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facilities as well as activities as Agent.

Subject to provisions relating to the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (which consent shall not be unreasonably withheld and shall not be required for so long as any Event of Default has occurred and is continuing), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If no successor Agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date such notice of resignation was given by such Agent, such Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint (with the consent of the Borrower, which consent shall not be unreasonably withheld and shall not be required for so long as any Event of Default has occurred and is continuing) a successor Administrative Agent and/or Collateral Agent, as the case may be. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, the Lead Arranger is named as such for recognition purposes only, and in their respective capacities as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it being understood and agreed that the Lead Arranger shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Loan Documents. Without limitation of the foregoing the Lead Arranger shall not, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender, Obligor or any other Person.

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Article IX
Miscellaneous

Section 9.01.         Notices; Electronic Communications. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a)          if to the Borrower, to it at Medley LLC, Attn: Rick Allorto, CFO, 375 Park Ave 33rd Floor, New York, NY 10152, Tel. No. (646) 465-7898, Fax No. (212) 759-0091, Email: rick.allorto@medleycapital.com ;

(b)          if to the Administrative Agent, to Credit Suisse AG, Cayman Islands Branch, Attn: Agency Manager, Eleven Madison Avenue, New York, NY 10010, Tel. No. (919) 994-6369, Fax No. (212) 322-2291, Email: agency.loanops@credit-suisse.com;

(c)          if to the Collateral Agent, to Credit Suisse AG, Cayman Islands Branch, Attn: Loan Operations, Boutique Management, Eleven Madison Avenue, New York, NY 10010, Tel. No. (212) 538-3525, Email: list.ops-collateral@credit-suisse.com; and

(d)          if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

The Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Article V, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Borrowing Request or a notice pursuant to Section 2.10, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, the Borrower agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

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The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents, (2) notification of changes in the terms of the Credit Facilities and (3) all financial statements and reports delivered pursuant to Sections 5.04(a), (b) and (c).

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY OBLIGOR, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY OBLIGOR’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL NON-APPEALABLE RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

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The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 9.02.         Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments (if any) have not been terminated. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments (if any), the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.

Section 9.03.         Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

Section 9.04.         Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, the Collateral Agent, or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

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(b)          Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it), with notice to the Borrower (failure to provide or delay in providing such notice shall not invalidate such assignment) and the prior written consent of the Administrative Agent (not to be unreasonably withheld or delayed); provided, however, that (i) the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an integral multiple of, and not less than, $1,000,000 (or, if less, the entire remaining amount of such Lender’s Loans of the relevant Class); provided that simultaneous assignments by two or more Related Funds shall be combined for purposes of determining whether the minimum assignment requirement is met, (ii) the parties to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, and, in each case, shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), and (iii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its subsidiaries and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws) and all applicable tax forms. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any fees accrued for its account and not yet paid, so long as such Lender continues to comply with the obligations set forth in such Sections and in Section 2.21).

(c)          By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)          The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amount and stated interest of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

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(e)          Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent and, if required, the Borrower, to such assignment and any applicable tax forms, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) promptly record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f)          Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other Persons (other than a natural Person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) in all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other Persons shall be entitled to the benefit and subject to the obligations of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant, and, in each case, subject to the requirements and limitations therein, including the requirements under Section 2.20(e) (it being understood that the documentation required under Section 2.20(e) shall be delivered to the participating Lender)) and (iv) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or Person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank or Person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such participating bank or Person has an interest, or releasing all or substantially all of the value of the Guarantees or all or substantially all of the Collateral (other than in connection with a transaction permitted by Section 6.05 or as provided in the Intercreditor Agreement)). In the event that any Lender sells a participation pursuant to this Section 9.04(f), such Lender shall maintain with respect to such participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, a register comparable to the Register (the “Participant Register”). Interests in the rights and/or obligations of a Lender under this Agreement may be participated in whole or in part only by registration of such participation on such Participant Register. If requested by the Administrative Agent or the Borrower, such Lender shall make the Participant Register available to the Administrative Agent or the Borrower upon either (i) the exercise by a participant of remedies hereunder or (ii) a request for the Register by the Internal Revenue Service.

(g)          Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower and the Subsidiaries or the Funds and Fund-Related Entities furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

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(h)          Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i)          The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

(j)          Notwithstanding anything to the contrary contained in this agreement, any Lender may exchange, continue or roll over all or a portion of its Loans in connection with any refinancing, extension, loan modification or other similar transaction permitted by the terms of the Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

Section 9.05.         Expenses; Indemnity. (a) The Borrower agrees to pay (i) all reasonable out-of-pocket expenses (including the reasonable fees, charges and disbursements of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Administrative Agent, the Collateral Agent and the Lead Arranger) incurred by the Administrative Agent, the Collateral Agent or the Lead Arranger, in connection with the syndication of the Credit Facilities and the preparation, negotiation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) and (ii) except as set forth in Section 5.07(a), all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Lead Arranger or the Lenders (including but not limited to the reasonable fees, charges and disbursements of counsel for the Administrative Agent, the Collateral Agent, the Lead Arranger or the Lenders, expenses of due diligence investigation, consultants’ and other professionals’ fees, syndication expenses, and travel expenses (provided that reimbursement for fees, charges and disbursements of additional counsel of the Lenders will be limited to one additional counsel (and one additional counsel per specialty area and one local counsel per applicable jurisdiction), plus additional counsel in the event of an actual or potential conflict of interest among such parties)) in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made hereunder.

(b)          The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, the Lead Arranger, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the preparation, execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby (including any amendments, modifications and waivers thereto), the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby (including the syndication of the Credit Facilities), (ii) the use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrower, any Subsidiary, any Fund or any of their respective Affiliates), or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or the Subsidiaries; provided that the foregoing indemnity shall not, as to any Indemnitee, apply to (x) losses, claims, damages, liabilities or related expenses to the extent determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee, and (y) any claim disputed solely among the Indemnitees other than losses, claims, damages, liabilities or related expenses arising out of any act or omission on the part of the Borrower or any of its Subsidiaries and other than losses, claims, damages, liabilities or related expenses involving an Indemnitee in its capacity or in fulfilling its role as an agent, arranger or any similar role with respect to the Credit Facilities or any of the Transactions.

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(c)          To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent or the Lead Arranger under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent or the Lead Arranger, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent or the Lead Arranger. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Loans.

(d)          To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e)          The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments (if any), the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, the Lead Arranger or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor.

(f)          To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully within ten (10) days after demand therefor for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. In addition, each Lender shall indemnify the Administrative Agent within ten (10) days after demand therefor for the full amount of any (i) Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(f) relating to the maintenance of a Participant Register, and (ii) Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document against any amount due to the Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agent any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all other Obligations.

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Section 9.06.         Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.07.         Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.08.         Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Lead Arranger and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

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(b)          Subject to the terms of the Intercreditor Agreement, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on or any fees (including any prepayment fee or premium (including, for the avoidance of doubt, the fees set forth in Section 2.12(a)) payable with respect to any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on or any fees (including any prepayment fee or premium (including, for the avoidance of doubt, the fees set forth in Section 2.12(a)) payable with respect to any Loan, without the prior written consent of each Lender directly adversely affected thereby, (ii) increase or extend the Commitment (if any) or decrease or extend the date for payment of any fees (including any prepayment fee or premium (including, for the avoidance of doubt, the fees set forth in Section 2.12(a)) of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.17, the provisions of Section 9.04(i) or the provisions of this Section or release all or substantially all of the value of the Guarantees, any Cooperation Guaranty or all or substantially all of the Collateral without the prior written consent of each Lender (other than in connection with a transaction permitted by Section 6.05 or as provided in the Intercreditor Agreement), (iv) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and Commitments (if any) of each adversely affected Class, (v) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loan Commitments on the date hereof), (vi) impose any additional restriction on any Lender’s ability to assign any of its rights or obligations without the prior written consent of such Lender or (vii) subordinate (x) payment of any of the Obligations to any other Indebtedness (except as provided in the Intercreditor Agreement with respect to the Revolver Obligations (as defined in the Intercreditor Agreement)), or (y) the Lien created under the Loan Documents in respect of the Obligations to any Lien in respect of any other Indebtedness, in the case of each of subclauses (vii)(x) and (vii)(y), without the prior written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent.

(c)          Notwithstanding anything in clause (b) or otherwise herein to the contrary, (i) any amendment or modification that would extend the final maturity date of the Loans of any Lender, in each case, with such Lender’s prior written consent, and increase the rate of interest and fees payable on the Loans of such Lender shall not require the prior written consent of each Lender, so long as such extension is offered to all Lenders holding such Loans on a pro rata basis based on the aggregate principal amount of such Loans then outstanding pursuant to procedures approved by the Administrative Agent and (ii) the payment in full of any Loans on the applicable final maturity date of such Loans and the payment of interest and fees made on account of the Commitments and/or Loans of any Lender as required under this Agreement after giving effect to an amendment or other modification described in the preceding clause (i), shall not be deemed to violate Section 2.17 or be an event that would require the purchase of participations pursuant to Section 2.18; provided that, except as expressly set forth in the preceding clause (i), no such amendment or modification shall alter the pro rata requirements of Section 2.17.

(d)          The Administrative Agent and the Borrower may amend any Loan Document (i) to correct administrative errors or omissions, or to effect administrative changes that are not adverse to any Lender and (ii) to effect any Conforming Amendment (as defined in the Intercreditor Agreement) in respect of a Subject Revolving Loan Amendment. Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Loan Document.

Section 9.09.         Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

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Section 9.10.         Entire Agreement. This Agreement, the Engagement Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Lead Arranger and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11.         WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.11.

Section 9.12.         Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13.         Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission or other electronic image transmission (e.g., “PDF” or “TIF” via electronic mail) shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 9.14.         Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

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Section 9.15.         Jurisdiction; Consent to Service of Process. (a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, the Lead Arranger or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.

(b)          The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)          Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

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Section 9.16.         Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Lead Arranger and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and its and their respective officers, directors, employees and agents, including accountants, legal counsel, other advisors and administration, settlement and other similar service providers in connection with the administration and management of this Agreement and the other Loan Documents (including to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans) and to other Persons authorized by the Administrative Agent, Collateral Agent, Lead Arranger and Lenders to organize, present or disseminate such Information in connection with disclosures otherwise made in accordance with this Section 9.16 (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as, or no less restrictive than, those of this Section 9.16, (i) to any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations, (f) to any rating agency when required by it; provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of the Information relating to the Loan Parties received by it from any Agent or any Lender, (g) with the consent of the Borrower or (h) to the extent such Information is or becomes publicly available other than as a result of a breach of this Section 9.16. For the purposes of this Section, “Information” shall mean all non-public information received from the Borrower and related to the Borrower or its business (including the Funds), other than any such information that was or becomes available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis or was or is independently developed by the Administrative Agent, the Collateral Agent or such Lender without reliance upon the Information; provided that, in the case of Information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information. In addition, the Administrative Agent may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and Lenders in connection with the administration of this Agreement, the other Loans Documents and the Commitments.

Section 9.17.         Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Obligor or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Obligor, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent. The provisions of this Section 9.17 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Obligor.

Section 9.18.         USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that, pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name and address of the Borrower and Guarantors and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act.

Section 9.19.         Intercreditor Agreement. Notwithstanding anything to the contrary contained herein, the Agents and each Lender hereby acknowledge that the Liens and security interests securing the Obligations, the exercise of any right or remedy with respect thereto, and certain rights of the parties hereto are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement, on the one hand, and this Agreement and the Security Documents, on the other hand, the terms of the Intercreditor Agreement shall govern and control.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MEDLEY LLC, as Borrower

By:	/s/ Richard Allorto
Name: Richard Allorto
Title: Chief Financial Officer

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CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, individually and as Administrative Agent and Collateral Agent,

by

/s/ John D. Toronto
Name: John D. Toronto
Title: Authorized Signatory

By

/s/ Whitney Gaston
Name: Whitney Gaston
Title: Authorized Signatory

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